Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

ASTELLAS GENE THERAPIES, INC.

and

SANGAMO THERAPEUTICS, INC.

dated as of

June 22, 2026

i

ii

Exhibit A	Bidding Procedures Order

Exhibit B	Bidding Procedures

Exhibit C	Sale Order

Exhibit D	Transition Services

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 22, 2026, is entered into by and between Sangamo Therapeutics, Inc., a Delaware corporation (“Seller”), and Astellas Gene Therapies, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on June 23, 2026 (the “Petition Date”), Seller as debtor and debtor in possession (the “Debtor”) expects to seek relief under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) by filing a case (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Seller has been developing and investigating in clinical trials a gene therapy product for the treatment of Fabry disease (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, the Parties desire to enter into this Agreement, pursuant to which Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, and Buyer shall assume all of the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms have the meanings specified or referred to in this ARTICLE I:

“Accelerated Milestone Event” means the first accelerated approval by the FDA of a US BLA for a Company Product for the treatment of Fabry disease based on the STAAR Studies, provided that none of the following shall be considered an accelerated approval for purposes of determining whether the Accelerated Milestone Event has been achieved: (a) an approval that is based on an additional pre-approval pivotal study beyond the STAAR Studies; (b) an accelerated approval under section 506(c) of the FD&C Act (21 U.S.C. § 356(c)) that requires a post-approval study other than long-term follow-up of patients previously enrolled in the STAAR Studies; and (c) an accelerated approval restricted by a “Boxed Warning,” a “Risk Evaluation and Mitigation Strategy,” or an indication restricted to second-line treatment only.

“Accelerated Milestone Payment” has the meaning set forth in Section 2.09(a).

“Action” means any action, cause of action, claim, demand, litigation, suit, summons, subpoena, inquiry, investigation, audit, hearing, originating application to a tribunal, arbitration or other legal proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, excluding the Chapter 11 Case.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Bill(s) of Sale, the Assignment and Assumption Agreement(s), Intellectual Property Assignment(s), the Transition Services Agreement and any other agreements, instruments and documents required to be delivered at the Closing.

“Apportioned Taxes” has the meaning set forth in Section 2.10(c).

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption Notice” has the meaning set forth in Section 6.02(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Auction” means the auction contemplated by the Bidding Procedures Order.

“Avoidance Action Claims” means, collectively, any and all avoidance, recovery, subordination, or other claims, actions, rights, or remedies that may be brought by or on behalf of Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including remedies, claims or causes of action arising under or pursuant to chapter 5 of the Bankruptcy Code or any other similar provision of applicable Law.

“Backup Bidder” means the party whose bid is determined to be the next highest bid after the bid of the Successful Bidder at the Auction.

“Backup Bidder Outside Date” has the meaning set forth in Section 9.02.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Period” has the meaning set forth in Section 10.10(b).

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, in the form of Exhibit B attached hereto subject to (a) immaterial modifications or clarifications or (b) such other changes to which Buyer, in its sole discretion, consents in writing.

“Bidding Procedures Order” means an order of the Bankruptcy Court approving, among other things, the Bidding Procedures for conducting a sale and auction of the Purchased Assets, and authorizing Seller’s performance of its obligations under this Agreement, in the form of Exhibit A attached hereto with (a) immaterial modifications or clarifications or (b) such other changes to which Buyer, in its sole discretion, consents in writing.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Data” has the meaning set forth in Section 4.12(c).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Tokyo, Japan or Wilmington, Delaware are authorized or required by applicable Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Closing Certificate” has the meaning set forth in Section 8.03(c).

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement on or before the End Date or to timely perform any of its obligations under this Agreement.

“Chapter 11 Case” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 3.01.

“Closing Consideration” has the meaning set forth in Section 2.08.

“Closing Date” has the meaning set forth in Section 3.01.

“COBRA” means, collectively, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state or local law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Product” means isaralgagene civaparvovec, code named by Seller as ST-920, a gene therapy product consisting of an engineered, liver-targeted adeno-associated viral vector (rAAV 2/6) encoding a copy of the human GLA gene, as described in U.S. IND #18733, and any other gene therapy candidate developed by Seller consisting of an AAV vector encoding a version (human or otherwise) of the GLA gene.

“Competing Transaction” has the meaning set forth in Section 6.01.

“Consulting Agreement” means consulting, independent contractor or other non-employee service agreement between Seller or any of its Subsidiaries, on the one hand, and any Specified Individual, on the other hand.

“Contracts” means, with respect to any Person, any legally binding contract, subcontract, agreement, lease, sublease, license, sublicense, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, insurance policy, instrument, or other arrangement, commitment, undertaking or understanding, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound, and which is primarily related to the Business.

“Copyrights” means any writings and other works (including software, databases, literary, pictorial and graphic works), whether copyrightable or not, published or unpublished, in any jurisdiction (domestic and foreign), and any and all copyright rights, whether registered or not, moral rights, database rights and similar rights therein, and registrations or applications for registration of copyrights in any jurisdiction (domestic and foreign), and any renewals or extensions thereof.

“Cure Costs” means, with respect to any Assigned Contract, the Liabilities that must be paid or otherwise satisfied to cure all monetary defaults under such Assigned Contracts to the extent required under Section 365(b) of the Bankruptcy Code in connection with the assignment and assumption of such Assigned Contract.

“Debtor” has the meaning set forth in the recitals.

“Designated Contract” has the meaning set forth in Section 2.05(i).

“DIP Order” means an order from the Bankruptcy Court approving, among other things, Seller’s entry into a debtor-in-possession financing facility on an interim or final basis.

“Disclosure Schedules” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“e-mail” has the meaning set forth in Section 10.01.

“Effect” means any event, state of facts, circumstance, change, occurrence, development, condition, result or effect.

“Employee” means any employee of Seller or any of its Subsidiaries whose services for Seller and its Subsidiaries are primarily in connection with the Business.

“Employee Plan” means with respect to current and former Employees, any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, independent contractor, severance, termination protection, change in control, indemnification, loan, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation or time-off benefits, insurance (including any self-insured arrangement), medical, dental, vision, hospitalization, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, employee stock ownership, stock purchase, stock option, health, medical or insurance benefits, and any plan maintained under Section 401(k) of the Code), in each case (A) whether or not written, and (B) that is sponsored, maintained, administered, contributed to, required to be contributed to or entered into by Seller or any of its ERISA Affiliates or for which Seller or any of its Subsidiaries has or would be reasonably expected to have any current or future liability. The term “Employee Plan” includes any PEO Plan, programs, policies and arrangements sponsored or maintained by a PEO in which current or former employees, officers or directors of Seller or any of its ERISA Affiliates are eligible to participate in connection with their service to Seller or any of its ERISA Affiliates.

“Employment Agreement” means each management, employment, severance, retention, relocation, repatriation, expatriation, change in control or similar agreement or offer letter between Seller or any of its Subsidiaries, on the one hand, and any Specified Individual, on the other hand.

“End Date” has the meaning set forth in Section 9.01(b)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with Seller as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Essential Counterparties” has the meaning set forth in Section 2.05(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Business” means the business conducted by Seller and its Subsidiaries using the assets of Seller and its Subsidiaries unrelated to the Business.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Expense Reimbursement” has the meaning set forth in Section 9.04(a).

“FCPA” has the meaning set forth in Section 4.10(b).

“FDA” means the United States Food and Drug Administration.

“Final Order” means an order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Case (or the docket of such other court), (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if a Challenge has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; (b) as to which the time for instituting or filing a Challenge shall have expired; and (c) as to which no stay is in effect.

“Full Milestone Event” means the first full approval by the FDA of a US BLA for a Company Product for the treatment of Fabry disease based on the STAAR Studies, either as part of the original BLA submission or if an accelerated approval under section 506(c) of the FD&C Act is converted into a full approval, provided that none of the following shall be considered a full approval for purposes of determining whether the Full Milestone Event has been achieved: (a) an approval that is based on an additional pre-approval pivotal study beyond the STAAR Studies and (b) an approval restricted by a “Boxed Warning,” a “Risk Evaluation and Mitigation Strategy,” or an indication restricted to second-line treatment only.

“Full Milestone Payment” has the meaning set forth in Section 2.09(a).

“Fundamental Representations” means those representations and warranties of Seller set forth in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.03(a) (No Conflicts with Organizational Documents), Section 4.06 (Intellectual Property) and Section 4.17 (Finders’ Fees).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Agreement.

“Good Clinical Practices” or “GCP” means the then-current applicable requirements and standards for designing, conducting, recording, and reporting clinical trials (including all applicable requirements relating to protection of human subjects), including as set forth in (i) the FD&C Act and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, and 312), (ii) applicable guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, including ICH E6(R3) and ICH E3, (iii) Regulation (EU) No 536/2014, and (iv) comparable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Governmental Authorities in any other country or jurisdiction.

“Good Laboratory Practices” or “GLP” means the then-current standards for good laboratory practices for pharmaceuticals, including as set forth in (i) the FDA’s GLP regulations at 21 C.F.R. Part 58, (ii) Directive 2004/10/EC, (iii) the GLP principles of the Organisation for Economic Co-Operation and Development (OECD), and (iv) such standards of good laboratory practice as are required by other organizations and Governmental Authorities in countries in which any nonclinical study is conducted, to the extent such standards are not less stringent than the FDA’s GLP regulations.

“Good Manufacturing Practices” or “GMP” means the then-current good practices and standards for the manufacture and testing of pharmaceutical products and their components, including as set forth in (i) the FD&C Act, (ii) 21 C.F.R. Parts 210, 211, 600, and 610, and FDA guidance issued thereunder, and (iii) comparable applicable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States. “Good Manufacturing Practices,” or “GMP” also means the quality guidelines promulgated by the ICH, including the ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the policies promulgated thereunder.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, mediator or other tribunal or arbitral body (public or private), agency, board, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, verdict, or other decision issued, promulgated or entered by or with any Governmental Authority.

“Health Care Laws” means all Laws applicable to the research, nonclinical and clinical testing, development, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, document retention, warehousing, packaging, labeling, and handling of any compound or Company Product, including the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), the Public Health Service Act, and the implementing regulations, and any comparable state and foreign Laws, including the Laws, regulations, and guidance GCP, GLP and GMP, including guidance from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“Independent Contractor” means any natural person who is an independent contractor, advisor, director, consultant or other service provider (other than an employee) who provides personal services to Seller or any of its Subsidiaries in connection with the Business.

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property Agreements” means all agreements relating to Intellectual Property Rights owned by a Third Party and licensed or sublicensed, whether exclusively or non-exclusively, to Seller or any of its Subsidiaries primarily relating to the Business, including consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, grants of immunity, rights of reference, permissions and other Contracts, whether written or oral, relating to any such Intellectual Property Rights to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property Rights that are owned by Seller and are primarily relating to the Company Product or primarily held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property Rights; and (ii) claims and causes of action with respect to such Intellectual Property Rights, whether accruing before, on, or after the date hereof, including all rights to and claims for (including the right to recover and retain) damages, restitution, attorneys’ fees, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof; provided that Intellectual Property Assets shall not include any Intellectual Property Rights set forth in Section 2.02(d) of the Disclosure Schedules.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, recordation or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Intellectual Property Rights” means any and all (i) Trademarks, (ii) Patents, (iii) Trade Secrets, information, knowledge, experience, skills, drawings, blueprints, utility models, technology, inventions, discoveries and improvements, (iv) Copyrights, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) all forms and types of computer software (including source code, object code, firmware, development tools, APIs, files, records and data and all documentation related to any of the foregoing), (vii) any other intellectual property or proprietary rights and (viii) all rights under or relating to any of the foregoing granted under any Contract.

“Inventory” has the meaning set forth in Section 2.01(d).

“IRS” means the U.S. Internal Revenue Service.

“IND” means any Investigational New Drug application submitted to the FDA pursuant to 21 C.F.R. Part 312 or any similar application or submission submitted to a Regulatory Authority outside the United States for the purpose of obtaining permission to conduct clinical trials, including a clinical trial application.

“IT Assets” means computers, mobile devices, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, storage devices, data communications lines and all other information technology, network, security and data assets, equipment, systems, cloud infrastructure, services, and all associated documentation and materials owned by Seller or any of its Subsidiaries or licensed, subscribed to, operated, held for use, or leased by Seller or any of its Subsidiaries, in each case, that are primarily related to the Business.

“Key Suppliers” has the meaning set forth in Section 4.15(a).

“Knowledge of Seller”, “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the individuals listed in Section 1.01(a) of the Disclosure Schedules, in each case after making reasonable inquiry, together with the knowledge such individuals would reasonably be expected to have had if they had made such due inquiry.

“Law” means any federal, state, local or foreign law, treatise, decree, statute, code, constitution, principle of common law, ordinance, rule, regulation, guidance, guideline, judgment, decree, injunction, ruling, order, procedure, decision or other requirement of any Governmental Authority, including GLP, GMP, GCP, Health Care Laws and Privacy Laws.

“Liabilities” means liabilities, obligations, damages, costs, expenses or commitments of any nature whatsoever, asserted or unasserted, direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” shall have the meaning set forth in Section 101(37) of the Bankruptcy Code and shall include any pledge, option, charge, lien, license, debentures, trust deeds, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.

“Marketing Application” means an application for the approval, license, or authorization to market a pharmaceutical compound or product in any country or group of countries, as defined in the Laws and filed with the Governmental Authority of a given country or group of countries, and all additions, amendments, supplements, extensions and modifications thereto, including a US BLA.

“Milestone Events” means the Full Milestone Event and the Accelerated Milestone Event.

“Milestone Payments” means the Full Milestone Payment and the Accelerated Milestone Payment.

“Necessary Consent” has the meaning set forth in Section 2.06(b).

“Non-Recourse Parties” has the meaning set forth in Section 10.13(a).

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Patent” means any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates, patent term adjustments, patent term extensions and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application.

“PEO” means a professional employer organization, employer of record or similar Third Party.

“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, certification, registration, accreditation, approval, authorization, concession, decree, confirmation, qualification, consent, variance, Governmental Order or other similar authorization of any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and which would not, individually or in the aggregate, have a material impact on the Purchased Assets or the Business, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP and which would not, individually or in the aggregate, have a material impact on the Purchased Assets or the Business, (iii) Liens to secure payment of workers’ compensation, unemployment insurance, social security or other social security legislation (other than Liens imposed by ERISA), (iv) with respect to leased or licensed personal property, the terms and conditions of the lease, license, sublease or other agreement applicable thereto (excluding any license of Intellectual Property Rights), (v) any non-exclusive licenses granted to service providers and vendors in the ordinary course of business in connection with the Business, and (vi) solely prior to Closing, any Lien that will be removed or released by operation of the Sale Order or any other order of the Bankruptcy Court.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a Governmental Authority.

“Personal Information” means any information relating to an identified or identifiable individual or household, or that is otherwise regulated under applicable Law.

“Petition Date” has the meaning set forth in the recitals.

“Plan Sponsor Alternative” has the meaning ascribed to such term in the Bidding Procedures.

“Post-Closing Tax Period” has the meaning set forth in Section 2.10(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 2.10(c).

“Previously Omitted Contract” has the meaning set forth in Section 2.05(e).

“Previously Omitted Contract Designation” has the meaning set forth in Section 2.05(e).

“Previously Omitted Contract Notice” has the meaning set forth in Section 2.05(e).

“Privacy Laws” has the meaning set forth in Section 4.12(a).

“Process” or “Processing” means any operation or set of operations whether or not by automatic means, including collection, recording, organization, storage, retention, access, adaptation, alteration, retrieval, consultation, use, disclosure, dissemination, making available, alignment, combination, blocking, deleting, erasure, or destruction.

“Product Data and Records” means all original or, if originals do not exist, true, correct and complete copies of, data, files (including data files), reports, plans, operating records, protocols, work papers and other documents in any form (including in paper or electronically stored formats and including drafts where final copies are not available) that, in each case, are owned or controlled by Seller or its Subsidiaries and are primarily related to a Company Product, including (a) all data, files (including data files), reports, plans, operating records, protocols, work papers, and all other documents related to research, preclinical and clinical testing and studies (including in vivo and in vitro studies and indication development data) conducted by or on behalf of Seller or any of its Subsidiaries primarily related to any Company Product (or earlier versions of any Company Product), including scientific, preclinical and clinical data, laboratory notebooks, procedures, tests, dosage information, criteria for patient selection, safety and efficacy and study protocols; (b) all manufacturing data and records; (c) investigator’s brochures; and (d) all pharmacovigilance and other safety records, in each case, in all forms, including in paper or electronically stored formats, in which they are stored or maintained, and all data and information included or referenced therein.

“Purchase Price” has the meaning set forth in Section 2.08.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Reference Date” means January 1, 2020.

“Regulatory Authority” means any national (e.g., the FDA), supra national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of approval of Marketing Applications or pricing approvals (or other pricing or reimbursement approvals) for pharmaceutical products.

“Regulatory Documentation” means, collectively: (a) all (i) INDs or other filings needed to initiate clinical testing of any pharmaceutical product, (ii) Marketing Applications, establishment license applications and drug master files, (iii) applications for designation as an “Orphan Licensed Product(s)” under the Orphan Drug Act, (iv) applications for “Fast Track” status, “Breakthrough Therapy” status or “Regenerative Medicine Advanced Therapy Designation” under Section 506 of the FD&C Act (21 U.S.C. § 356) or (v) requests for a Special Protocol Assessment under Section 505(b)(5)(B) and (C) of the FD&C Act (21 U.S.C. § 355(b)(5)(B) and (C)) and all other similar filings (including counterparts of any of the foregoing in any jurisdiction); (b) any applications for pricing approval (or other pricing or reimbursement approvals) and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any jurisdiction for the purpose of obtaining approval of a Marketing Application or a pricing approval (or other pricing or reimbursement approvals) from that Regulatory Authority, including any pediatric investigation plan submitted to any Regulatory Authority; (c) any supplements and amendments to any of the foregoing; and (d) any correspondence with any

Regulatory Authority relating to any of the foregoing, including any pre-IND or INTERACT (or similar) meeting materials or minutes; in each case of the foregoing (a) through (d), that are owned or controlled by Seller or its Subsidiaries, and (i) are referenced in any IND for any Company Product (e.g., right of reference to another IND or a drug master file), or (ii) are otherwise primarily related to any Company Product.

“Released Party” has the meaning set forth in Section 10.13(b).

“Releasing Party” has the meaning set forth in Section 10.13(b).

“Representatives” means with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement and entry of the Sale Order.

“Sale Motion” has the meaning set forth in Section 6.02(a).

“Sale Order” means an order entered by the Bankruptcy Court in the form of Exhibit C attached hereto, subject to (a) immaterial modifications or clarifications or (b) such other changes to which Buyer, in its sole discretion, consents in writing.

“Sanctions” has the meaning set forth in Section 4.10(b).

“Security Incident” means any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or Business Data.

“Seller” has the meaning set forth in the preamble.

“Seller’s Closing Certificate” has the meaning set forth in Section 8.02(i).

“Seller Material Adverse Effect” means any Effect that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on: (i) the assets, Liabilities, business, operations, properties, financial condition or results of operations of the Business, taken as a whole; provided that, for purposes of the foregoing clause (i), no such Effect to the extent resulting from, attributable to or arising out of any of the following occurring after the date hereof shall be taken into account in determining whether a Seller Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in general economic conditions in the United States, (B) changes in securities or financial market conditions in the United States, (C) changes in general conditions in the industry in which Seller and its Subsidiaries operate, (D) acts of war, sabotage or terrorism (whether the commencement or escalation thereof) or pandemics or natural disasters involving the United States, (E) changes in general political or social conditions in the United States, (F) changes in Laws affecting Seller or the Business (it being understood and agreed that this clause (F) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws), (G) changes in GAAP affecting Seller (it being understood and agreed that this clause (G) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with GAAP), (H) the failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, in and of itself (it being understood and agreed that this clause (H) shall not apply with respect to any Effects giving rise or contributing to such change that are not otherwise excluded from this definition of “Seller Material Adverse Effect” or with respect to the underlying cause of such failure, unless such cause would otherwise be excepted by clauses (A) through (G) or clauses (I) through (M) of this definition), (I) the announcement of this Agreement or the transactions contemplated hereby in accordance with the terms hereof (it being understood and agreed that this clause (I) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of obligations hereunder), (J) the commencement of the Chapter 11 Case, (K) the sale process of the Business to the extent in accordance with the terms of the Bidding Procedures Order, (L) any objections in the Bankruptcy Court to (x) this Agreement or any of the transactions contemplated hereby, (y) the Bidding Procedures Order, or (z) the assumption or rejection of any Assigned Contract otherwise in compliance with this Agreement; or (M) any order of the Bankruptcy Court entered in compliance with this Agreement, except in the cases of clauses (A) through (G), to the extent such Effect has a disproportionate effect on the Business, taken as a whole, relative to other participants in the industry in which Seller and its Subsidiaries operate the Business; or (ii) Seller’s ability to perform its obligations or consummate the transactions contemplated by this Agreement in accordance with the terms and subject to the conditions hereof and on or before the End Date.

“Specified Individual” has the meaning set forth in Section 7.04(a).

“STAAR Studies” means the clinical studies: (a) titled “A Phase I/II, Multicenter, Open-Label, Single-Dose, Dose-Ranging Study to Assess the Safety and Tolerability of ST-920, an AAV2/6 Human Alpha Galactosidase A Gene Therapy, in Subjects With Fabry Disease (STAAR) ),” coded as ST-920-201 with ClinicalTrials.gov ID NCT04046224; and (b) titled “Long-Term Follow-up of Fabry Disease Subjects Who Were Treated With ST-920, an AAV2/6 Human Alpha Galactosidase A Gene Therapy,” coded as ST-920-LT01, with ClinicalTrials.gov ID NCT05039866, in each case of (a) and (b), without further patient enrollment or amendment to the protocol as it exists as of the date hereof.

“Subsidiary” means, with respect to any Person, any other Person of which such Person or any of its Subsidiaries (i) is a general partner or holds a majority of the voting interests of a partnership or (ii) holds securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests) which are at any time, directly or indirectly, owned or controlled by such Person.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Successor” has the meaning set forth in Section 9.04(b).

“Tax” means any federal, state, local, foreign or supranational income, gains, alternative or add-on minimum tax, base erosion and anti-abuse, minimum, diverted profits, gross income, withholding, estimated, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, fringe benefit, capital stock, profits, license, registration, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, financial transaction, stamp, stamp duty, environmental, windfall profit, unclaimed property and other tax of any kind, any customs duties, escheat obligations and any other fees, contributions, governmental charges, levies, excises, duties or assessments of any kind whatsoever in the nature of a tax, together with any interest, penalty, inflation linkage or addition thereto imposed by applicable Law.

“Tax Law” means all applicable Laws relating to or regulating the assessment, determination, reporting, collection or imposition of Taxes.

“Tax Return” means any report, return, declaration, statement, information return, claim for refund, declaration of estimated payments, voucher or other document, together with any schedule and attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority in connection with Taxes, including the determination, assessment, reporting, withholding, collection or payment of any Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsibility for the assessment, determination, collection or administration of Taxes or Tax Law.

“Termination Fee” has the meaning set forth in Section 9.04(a).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Buyer or any of its Affiliates.

“Trade Secrets” means trade secrets, proprietary information, and all other confidential know-how and confidential information and rights in any jurisdiction (domestic and foreign), including confidential recipes, ideas, formulae, formulations, compositions, specifications, techniques, assays, specifications, data, results, methods, processes, protocols, schematics, prototypes, models, designs, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, trade names, service names, business marks, brand names, certification marks, trade dress, logos, slogans, social media identifiers and handles, corporate names, trade styles, domain names and other indications of origin, whether registered or unregistered, together with all common law rights, statutory rights and other rights arising under the Laws of any jurisdiction, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications (including intent-to-use applications) in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“Transfer Taxes” has the meaning set forth in Section 2.10(b).

“Transition Services Agreement” means the transition services agreement in respect of the services (including the term and rates) described in Exhibit D, in form and substance reasonably acceptable to Buyer.

“US BLA” means a biologics license application as defined in section 351 of the Public Health Service Act (PHSA) (41 USC § 262) and 21 C.F.R. Part 601.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to advance notice or consent requirements in advance of plant closings, mass layoffs and employment losses.

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on the Disclosure Schedules, all such amendments, modifications, supplements, extensions and renewals must also be listed in the appropriate Section thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The terms “ordinary course” or “ordinary course of business” or words of similar import when used in this Agreement mean “ordinary course of business consistent with past practice”. The word “or” is used in the inclusive sense of “and/or.” References to “law,” “laws” or to a particular statute or law shall be deemed also to include any applicable Law. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful currency of the United States of America. Unless otherwise specified, the words “made available to Buyer” or “provided to Buyer” mean the documents that were, as of at least two Business Days prior to the date hereof, (a) posted to the data room maintained by Seller or its Representatives in connection with the transactions contemplated by this Agreement (provided that Buyer or its Representatives had access to such documents in such data room and such documents were not removed from such data room prior to the date hereof), (b) otherwise provided to Buyer or its Representatives in response to a diligence request from Buyer or its Representatives or (c) included as an exhibit to Seller’s documents that were filed by Seller with the U.S. Securities and Exchange Commission on or after January 1, 2024.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the entry of the Sale Order and upon terms and conditions set forth herein and the Sale Order, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer shall purchase from Seller or its applicable Subsidiary, free and clear of any Liens other than Permitted Liens, all of Seller’s and its Subsidiaries’ right, title and interest in, to and under all of the following assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which primarily relate to, or are primarily used or primarily held for use in connection with, the Business (collectively, the “Purchased Assets”):

(a) the Company Products;

(b) all Intellectual Property Assets;

(c) subject to Section 2.05, all Contracts set forth on Section 2.01(c) of the Disclosure Schedules (including Intellectual Property Agreements), and in connection with which an order has been entered by the Bankruptcy Court (which may be the Sale Order), authorizing the assumption and assignment of such Contracts by Buyer (the “Assigned Contracts”);

(d) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories primarily related to the Business or any Purchased Asset, including all inventory of the Company Products (“Inventory”);

(e) all laboratory equipment, devices, machinery and tools primarily related to, primarily used in or primarily held for use by the Business or any Purchased Asset;

(f) all Permits related to the Business which are held by Seller or any of its Subsidiaries and all of Seller’s and its Subsidiaries’ pending applications for Permits related to the Business and the STAAR Studies, including all Permits and other applications for Permits related to the Business as currently conducted or to the ownership and use of the other Purchased Assets;

(g) the IT Assets;

(h) all rights to any Actions of any nature available to or being pursued by Seller or any of its Subsidiaries to the extent related to the Business, any Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including Avoidance Action Claims, all other claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, rights of set off, rights under or with respect to express or implied guarantees, warranties, representations, covenants, indemnities, exculpation, advancement, reimbursement of expenses or contract renewal rights and other similar rights, in each case, whether direct or derivative, known or unknown, liquidated or unliquidated, contingent or otherwise, relating to or arising against counterparties to any Assigned Contract or related to the Business, other than the rights to Actions specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees to the extent related to the Business or any Purchased Asset including any such item relating to the payment of Taxes;

(j) all of Seller’s and its Subsidiaries’ rights under warranties, indemnities and all similar rights against Third Parties to the extent related to any Purchased Asset;

(k) all insurance benefits, including rights and proceeds, to the extent arising from or relating to the Business or any of the Purchased Assets or the Assumed Liabilities; provided, however, any insurance policies for D&O or other fiduciary coverage shall be Excluded Assets;

(l) originals, or where not available, copies, of all books and records, to the extent related to the Company Products or Business, including (i) books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, personnel files (except for such files the disclosure of which would violate applicable Law), lists of prospective customers, vendors and suppliers, purchase orders and invoices, production data, quality control records and procedures, patient complaints and inquiry files, research and development files, product development and stability records; (ii) Product Data and Records; (iii) the Regulatory Documentation; (iv) strategic plans, internal financial statements, marketing and promotional surveys, material and research and files, (v) all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Assets (including attorney-client privileged materials); (vi) records, files (including data files) and documents evidencing any Intellectual Property Assets; and (vii) documentation covering, containing, describing, memorializing or otherwise pertaining to or used for any exploitation activity in connection with any Company Product, in all forms, including in paper or electronically stored formats, in which they are stored or maintained, and all data and information included or referenced therein (“Books and Records”); and

(m) all goodwill associated with the Business or any Purchased Asset, including the Intellectual Property Assets.

Section 2.02 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, Buyer shall acquire no right, title, or interest in, to or under the following assets, properties, rights, interests, or claims in any assets, properties, rights, interests or claims of any kind or description of Seller or any of its Subsidiaries that are not Purchased Assets (collectively, the “Excluded Assets”), including:

(a) assets, properties, rights, interests or claims of any kind or description of Seller or any of its Subsidiaries that are primarily related to the Excluded Business;

(b) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller or any of its Subsidiaries;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) all equity and other ownership interests in Seller and any of its Subsidiaries;

(f) all Tax assets of Seller and its Subsidiaries, including any net operating loss carryforwards, Tax credits, Tax refunds, and similar attributes (and any foreign equivalents thereof); and

(g) the rights which accrue or will accrue to Seller or any of its Subsidiaries under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the entry of the Sale Order and upon the terms and conditions set forth herein and the Sale Order, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller or its applicable Subsidiary (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities from the ownership or operation of the Purchased Assets by Buyer solely to the extent such Liabilities arise after the Closing and relate solely to such post-Closing operations by Buyer (which shall exclude, for the avoidance of doubt, Cure Costs);

(b) all Liabilities in respect of the Assigned Contracts but solely to the extent that such Liabilities thereunder arise after the Closing and relate solely to such post-Closing operations by Buyer (which shall exclude, for the avoidance of doubt, Cure Costs), and do not relate to any breach, default or violation by Seller or any of its Subsidiaries on or prior to the Closing; and

(c) all Liabilities for (i) 50% of any Transfer Taxes and (ii) Taxes arising out of, in respect of or relating to the Business or the Purchased Assets for all Post-Closing Tax Periods.

Section 2.04 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Seller expressly acknowledges and agrees that Buyer will not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Seller or any of its Subsidiaries, whether existing on the Closing Date or arising thereafter, including on the basis of any Law imposing successor liability, other than the Assumed Liabilities and the obligations of Buyer under this Agreement (all such Liabilities that Buyer are not assuming being referred to collectively as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a) any Liabilities to the extent relating to or arising out of the Excluded Assets;

(b) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller or any of its Subsidiaries of such Contracts prior to Closing;

(c) all Liabilities with respect to the Purchased Assets and Assigned Contracts that arose or were required to be performed prior to the Closing Date, including Cure Costs;

(d) any Liabilities of Seller or any of its ERISA Affiliates with respect to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller or any of its ERISA Affiliates, including any Liabilities associated with any claims for wages or other compensation, benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(e) any Liabilities with respect to any Employee Plan, including with respect to any obligations to provide continued coverage under COBRA in connection with prior participation in any Employee Plan;

(f) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee, independent contractor, consultant, or agent of Seller or any of its Subsidiaries (including with respect to any breach of fiduciary obligations by same);

(g) any Liabilities associated with debt, loans or credit facilities of Seller or any of its Subsidiaries, the Business or the Purchased Assets owing to financial institutions;

(h) any accounts payable of Seller or any of its Subsidiaries (i) which constitute intercompany payables owing to Affiliates of Seller or any of its Subsidiaries or any third parties other than those arising under the Assigned Contracts; (ii) which constitute debt, loans or credit facilities to financial institutions; or (iii) which did not arise in the ordinary course of business;

(i) any Liability for (i) Taxes of Seller or any of its Subsidiaries (or any stockholder or Affiliate of Seller), including any Taxes that arise out of the consummation of the transactions contemplated hereby imposed by applicable Tax Law on Seller or any of its Subsidiaries, (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (iii) 50% of any Transfer Taxes; and (iv) other Taxes of Seller or any of its Subsidiaries (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller or any of its Subsidiaries (or any stockholder or Affiliate of Seller) that become Liabilities of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(j) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to Seller or its Subsidiaries’ operation of the Business prior to the Closing Date;

(k) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order; and

(l) any obligations or Liabilities arising out of, in respect of or in connection with any DIP Order.

Section 2.05 Assignment of Contracts; Cure Costs

(a) Section 2.01(c) of the Disclosure Schedules sets forth a list of all Contracts to which Seller or a Subsidiary thereof is a party and which are to be included in the Assigned Contracts. Seller shall make such deletions to Section 2.01(c) of the Disclosure Schedules as Buyer shall, in its sole discretion, request in writing at any time up to the date that is two Business Days prior to the Closing Date. Any such deleted Contract shall be deemed to no longer be an Assigned Contract. Seller shall add any Contracts to Section 2.01(c) of the Disclosure Schedules as Buyer shall, in its sole discretion, request in writing at any time up to the date that is two Business Days prior to the effective date of any Chapter 11 plan; provided that the counterparty to such Contract is provided notice and an opportunity to object to such assumption and assignment in accordance with the Bidding Procedures Order or any other relevant order of the Bankruptcy Court.

(b) Subject to Section 2.05(a) and Section 2.05(e), any Contract of Seller or any of its Subsidiaries that is not listed on Section 2.01(c) of the Disclosure Schedules shall not be considered an Assigned Contract and shall be deemed an Excluded Contract. Buyer and Seller acknowledge and agree that there shall be no reduction or increase in the Purchase Price if Buyer elects to add or delete any Contracts from Section 2.01(c) of the Disclosure Schedules.

(c) Seller shall provide timely and proper written notice of a proposed Sale Order to all parties to any executory Contracts to which Seller or any of its Subsidiaries is a party that are related to the Business and take all actions required to assume and assign the Assigned Contracts to Buyer, including using commercially reasonable efforts to facilitate any negotiations with the counterparties to such Contracts and to obtain a finding under the Sale Order that the proposed assumption and assignment of the Assigned Contracts to Buyer satisfy all applicable requirements of Section 365 of the Bankruptcy Code.

(d) At the Closing, (i) Seller shall, pursuant to the Sale Order and the Assignment and Assumption Agreement(s), as applicable, assign (or cause to be assigned) to Buyer (the consideration for which is included in the Purchase Price) each of the Assigned Contracts that is capable of being assigned under applicable Law and (ii) Buyer shall assume and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the Assignment and Assumption Agreement(s).

(e) If prior to or following Closing, it is discovered that a Contract should have been listed in Section 4.07 of the Disclosure Schedules but was not so listed (any such Contract, a “Previously Omitted Contract”), Seller shall, promptly (but in no event later than two Business Days following the discovery thereof) notify Buyer in writing of such Previously Omitted Contract. Buyer shall deliver written notice to Seller promptly thereafter, designating such Previously Omitted Contract as “Assigned” or “Excluded” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated as “Excluded,” or with respect to which Buyer fails to deliver a Previously Omitted Contract Designation, shall be an Excluded Contract. If Buyer designates a Previously Omitted Contract as “Assigned”, Section 2.01(c) of the Disclosure Schedules shall be amended to include such Previously Omitted Contract and Seller shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of Seller’s intention to assign and Buyer’s intention to assume such Previously Omitted Contract in accordance with this Agreement. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with ten Business Days to object, in writing to Seller and Buyer, to the assumption of their Contract. If the counterparties, Seller and Buyer are unable to reach a consensual resolution with respect to the objection, Seller will seek an expedited hearing before the Bankruptcy Court to approve the assumption. If no objection is timely served on Seller and Buyer, Seller shall obtain an order of the Bankruptcy Court approving the assumption of the Previously Omitted Contract. Seller and Buyer shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for Buyer to assume the rights and obligations under such Previously Omitted Contract.

(f) Seller shall give written notice to Buyer prior to the submission by Seller of any motion in the Chapter 11 Case to reject any Contract used or held for use in the Business and provide Buyer with an opportunity to designate such Contract as either an Assigned Contract or Excluded Contract; provided that in no event will Seller reject or seek to reject any Contract used or held for use in the Business prior to the date that is five Business Days prior to the anticipated Closing Date unless prior written approval has been obtained from Buyer.

(g) Seller shall be responsible for payment of all Cure Costs, if any, necessary to cure all defaults under the Assigned Contracts in connection with the assumption and assignment thereof to Buyer pursuant to Section 365 of the Bankruptcy Code.

(h) In the event of any objection by a counterparty to an Assigned Contract to (i) the Cure Costs asserted by Seller, (ii) the adequate assurance of future performance to be provided by Buyer, or (iii) any other aspect of the proposed assumption and assignment of such Assigned Contract (each, a “Cure/Assumption Objection”), Seller shall use reasonable best efforts to resolve any such Cure/Assumption Objection (with the prior written consent of Buyer, not to be unreasonably withheld); provided that Buyer shall reasonably cooperate with Seller in connection with any objection relating to adequate assurance of future performance. In no event shall Seller settle any Cure/Assumption Objection without the express prior written consent of Buyer. Seller shall litigate before the Bankruptcy Court any Cure/Assumption Objection that cannot be settled with the prior written consent of Buyer and shall request that the Bankruptcy Court hear and determine such objection on an expedited basis.

(i) Except with respect to any Assigned Contracts to which any party set forth on Schedule 2.05(i) or an Affiliate thereof (such Persons set forth on Schedule 2.05(i) and its Affiliates, the “Essential Counterparties”) is party, if any Cure/Assumption Objection with respect to an Assigned Contract has not been resolved prior to the Closing (whether by order of the Bankruptcy Court or by agreement with the applicable counterparty), (i) Buyer may, in its sole discretion, by written notice to Seller, elect to remove such Assigned Contract from Schedule 2.01(c) of the Disclosure Schedules, in which case such Contract shall be an Excluded Contract for all purposes of this Agreement and no Liabilities arising thereunder shall be assumed or borne by Buyer, or (ii) Buyer may elect to temporarily treat such Contract as a “Designated Contract” and proceed to Closing without any modification to Purchase Price, without the assignment of such Designated Contract, and determine within seven Business Days after resolution of such objection (whether by order of the Bankruptcy Court or by agreement with the applicable counterparty) whether to treat such Designated Contract as an Assigned Contract or an Excluded Contract. Upon resolution of any Cure/Assumption Objection following the Closing, Seller shall promptly assume and assign such Contract to Buyer in accordance with Section 365 of the Bankruptcy Code.

Section 2.06 Assignment of Assets

(a) Except as otherwise provided in Section 2.05, notwithstanding anything in this Agreement to the contrary, at any time prior to the date that is five Business Days prior to the anticipated Closing Date, Buyer may, in its sole discretion by written notice to Seller, designate any of the Purchased Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated. Buyer and Seller acknowledge and agree that there shall be no reduction in the Purchase Price if Buyer elects to designate any Purchased Assets as Excluded Assets. Notwithstanding any other provision hereof, the Liabilities of Seller or any of its Subsidiaries under or related to any Purchased Asset excluded under this paragraph will constitute Excluded Liabilities.

(b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset (including any Assigned Contract) if (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would reasonably likely subject Buyer, its Affiliates or any of their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any Third Party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or in any way adversely affect the rights of Buyer thereunder or (ii) the Bankruptcy Court has not entered an order approving such assignment or transfer. In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Seller and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset (including any Assigned Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Buyer as Buyer may reasonably request. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii)

of the first sentence of this section, be ineffective or would adversely affect the rights of Buyer to such Purchased Asset following the Closing, (x) Seller and Buyer will, and will cause their respective Affiliates to, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable, and (3) upon receipt of any applicable Necessary Consents, to transfer or assign the applicable Purchased Asset to Buyer, and (y) Seller will, and will cause its respective Affiliates to, cooperate with Buyer in good faith without further consideration in any arrangement reasonably acceptable to Buyer and Seller intended to provide Buyer with the benefit of any such Purchased Assets.

Section 2.07 Further Conveyances and Assumptions. From time to time following the Closing, Seller and Buyer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and their successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to Seller and its Affiliates and their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated herein; provided that nothing in this section will require Buyer or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

Section 2.08 Purchase Price. The purchase price for the Purchased Assets shall be the aggregate of (i) $25,000,000 (the “Closing Consideration”) and (ii) in the manner and at the time and subject to the terms and conditions set forth in Section 2.09, the Milestone Payments (together with the Closing Consideration, the “Purchase Price”), plus the assumption of the Assumed Liabilities; provided, however, Buyer reserves the right, in its sole discretion, to increase the Purchase Price (or any component thereof), subject to the Bidding Procedures Order and applicable Law. The Closing Consideration shall be paid as provided in Section 3.02(b)(i). The Milestone Payment shall be paid as provided in Section 2.09.

Section 2.09 Milestone Payment.

(a) Buyer shall notify Seller in writing within fifteen Business Days following the achievement of a Milestone Event. If the Accelerated Milestone Event is achieved, Buyer will make a one-time, non-refundable payment of $12,500,000 to Seller (the “Accelerated Milestone Payment”), no later than twenty Business Days after Buyer’s notice of the achievement of the Accelerated Milestone Event. If the Full Milestone Event is achieved, Buyer will make a one-time, non-refundable payment of $12,500,000 to Seller (the “Full Milestone Payment”), no later than twenty Business Days after Buyer’s notice of the achievement of the Full Milestone Event. If the Full Milestone Event is achieved and the Accelerated Milestone Event was not achieved prior to the achievement of the Full Milestone Event, Buyer will make both the Accelerated Milestone Payment and the Full Milestone Payment to Seller no later than twenty Business Days after Buyer’s notice of the achievement of the Full Milestone Event. For the avoidance of doubt, the aggregate amount payable by Buyer to Seller pursuant to this Section 2.09(a) shall not exceed $25,000,000.

(b) Seller and Buyer acknowledge and agree that, except as set forth in Section 2.09(c): (i) Buyer shall have the right to own, develop, operate and maintain the Business as Buyer deems appropriate, in its sole discretion, (ii) Buyer does not have any obligation, expressed or implied, to manage the Business in a manner to achieve or expedite any Milestone Event, (iii) Buyer does not have any obligation to conduct any additional pre-approval or post-approval clinical trial beyond the STAAR Studies, (iv) Buyer does not owe any duty, as a fiduciary or otherwise, to Seller in connection with its management of the Business following the Closing, (v) there is no assurance Seller will receive any Milestone Payment, (vi) Buyer shall have the right to manage, hire and terminate the employment or engagement of any service provider as Buyer deems appropriate in its sole discretion in the Business, (vii) (A) Buyer has not, prior to, at or after the date hereof, promised any amounts to be received by Seller in respect of any Milestone Payment except upon the achievement of any Milestone Event, and (B) Buyer has not made, and Seller is not relying on or has not relied on, any representation or warranty of any kind or other information, documents or materials (or absence thereof) in respect of any Milestone Payment, including with respect to the management of the Business following the Closing and (viii) the Parties intend the express provisions of this Section 2.09 to govern their contractual relationship with respect to any Milestone Payment and to supersede any standard of effort or implied covenant that might otherwise be imposed by applicable Law, any Governmental Authority or otherwise. The Parties hereby expressly disclaim any extra-contractual covenants, obligations or undertakings with respect to any Milestone Payment (including, for the avoidance of doubt, any claims of fraud) and agree that the sole obligations of the Parties with respect to any Milestone Payment shall be as set forth in this Agreement.

(c) Notwithstanding Section 2.09(b) above, following the achievement of the Accelerated Milestone Event, Buyer shall not delay the submission of an application to the FDA for full approval of a US BLA for the Company Product in bad faith and with the primary purpose of avoiding the Full Milestone Payment.

(d) Any right to receive any Milestone Payment is solely a contractual right and is not a security for purposes of any federal or state securities Law. The right to receive any Milestone Payment: (i) does not give any dividend rights, voting rights, liquidation rights, preemptive rights or other rights to Seller; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Agreement. Any attempted transfer of the right to any Milestone Payment by any holder thereof shall be null and void, provided, however, that the Seller can assign the right to any Milestone Payment to any trustee or estate representative appointed in the Chapter 11 Case or any successor Chapter 7 case.

Section 2.10 Certain Tax Matters.

(a) Buyer shall be entitled to deduct and withhold from the Closing Consideration and any Milestone Payment all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts remitted to the applicable Taxing Authority shall be treated as delivered to Seller hereunder.

(b) Any sales, use, gross-receipts, excise, value-added, property transfer or gains, real estate or land transfer or gains, documentary, stamp, registration, recording, filing, goods and services or other similar Taxes which may be payable by reason of the sale or purchase of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (collectively “Transfer Taxes”) and that are not exempt under the Bankruptcy Code shall be borne 50% by Seller and 50% by Buyer. Seller shall, at its own expense, timely file any Tax Return or other document required to be filed with respect to any Transfer Tax and timely pay any amount of Transfer Tax (whether or not shown on a Tax Return) required to be paid to any Taxing Authority, and Buyer shall join in the execution of any such Tax Return if required by Law and upon receipt of a written notice from Seller reimburse Seller for the portion of any amount of Transfer Tax for which Buyer is responsible hereunder. If, contrary to the preceding sentence, with respect to any Transfer Tax Buyer is required by Law to file a Tax Return, Buyer shall file such Tax Return and, if any amount of Transfer Tax is due to be paid in respect thereof, notify Seller of the amount of the Transfer Tax shown to be due on such Tax Return for which Seller is responsible hereunder, and Seller shall reimburse Buyer for such amount. Payments pursuant to this Section 2.10(b) shall be made by the paying Party to the payee Party by wire transfer of immediately available funds within ten days of receipt of notice from the payee Party to an account or accounts designated by the payee Party.

(c) All personal property and similar ad valorem Taxes, if any, levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period ending on and including the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be responsible for the proportionate amount of such Apportioned Taxes that is attributable to the Pre-Closing Tax Period and such amount shall be an Excluded Liability, and Buyer shall be responsible for the proportionate amount of such Apportioned Taxes that is attributable to the Post-Closing Tax Period and such amount shall be an Assumed Liability. Any Apportioned Taxes shall be timely paid, and all applicable Tax Returns shall be timely filed, as provided by applicable Law. The paying party (or parties, as applicable) shall be entitled to reimbursement from the non-paying party (or parties, as applicable) for the non-paying party’s (or parties’, as applicable) portion of the Apportioned Taxes in accordance with this section. Upon payment of any such Apportioned Taxes, the paying party (or parties, as applicable) shall present a statement to the non-paying party (or parties, as applicable) setting forth the amount of reimbursement to which the paying party (or parties, as applicable) is entitled under this section, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party (or parties, as applicable) shall make such reimbursement by wire transfer in immediately available funds within ten days of receipt of such statement to an account designated by the paying party (or parties, as applicable).

(d) Buyer and Seller agree to provide each other with such information and assistance as is reasonably necessary and is reasonably requested by the other Party, including access to records, Tax Returns and personnel, for the preparation and filing of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with a Tax proceeding or otherwise.

Section 2.11 Non-Exclusive License to Seller under certain Intellectual Property Assets. Upon Closing, Buyer shall (and hereby does, effective upon Closing) grant to Seller a non-exclusive, worldwide, perpetual, irrevocable, transferable, sublicensable (through multiple tiers), royalty free and fully paid license under the Intellectual Property Assets set forth in Section 2.11 of the Disclosure Schedules to (a) research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise commercialize and exploit Seller’s gene therapy product candidate for the treatment of hemophilia A known as giroctocogene fitelparvovec; and (b) research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise commercialize and exploit Seller’s proprietary capsids and capsid variants (including the blood-brain barrier-penetrant capsid known as STAC-BBB) for any and all uses and purposes, including the diagnosis, prevention and treatment of any and all diseases in humans or animals.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) by electronic exchange of documents and signatures (or their electronic counterparts), on the third Business Day after all of the conditions to Closing set forth in ARTICLE VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or (ii) at such other place or time or on such other date as Seller and Buyer may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) one or more duly executed bills of sale in form and substance satisfactory to Buyer (each being a “Bill of Sale”), transferring the tangible personal property included in the Purchased Assets to Buyer, as applicable;

(ii) one or more duly executed assignment and assumption agreements in form and substance satisfactory to Buyer (each being a “Assignment and Assumption Agreement”), effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) one or more duly executed assignments in form and substance satisfactory to Buyer (each being a “Intellectual Property Assignment”), transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) one or more duly executed powers of attorney in form and substance satisfactory to Buyer;

(v) the Seller’s Closing Certificates;

(vi) a properly completed and executed Internal Revenue Service Form W-9 of Seller certifying that Seller is a United States person within the meaning of Section 7701(a)(30) of the Code and not subject to backup withholding;

(vii) the certificates of an authorized officer of Seller required by Section 8.02(j) and Section 8.02(k);

(viii) a copy of the Sale Order as entered by the Bankruptcy Court; and

(ix) a duly executed counterpart of the Transition Services Agreement executed by Seller.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Consideration, which shall be delivered by wire transfer of immediately available funds to the bank account designated by Seller in writing to Buyer (including wire instructions) at least three Business Days prior to the Closing;

(ii) all Assignment and Assumption Agreements duly executed by Buyer;

(iii) the Buyer’s Closing Certificate; and

(iv) a duly executed counterpart of the Transition Services Agreement executed by Buyer.

(c) At the Closing, each of Seller and Buyer shall deliver such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the other Party, as may be required to give effect to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date, subject in each case to the effects and limitations imposed by the Bankruptcy Court or the Bankruptcy Code.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and, subject to any limitations that may be imposed on Seller as a result of filing a petition for relief under the Bankruptcy Code, has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is organized and licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller. Subject to entry of the Bidding Procedures Order and Sale Order, as applicable, Seller has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and the entry of the Sale Order) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto and the entry of the Sale Order), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. Subject to the Sale Order having been entered, the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations under this Agreement and the Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Documents do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other organizational documents of Seller or any of its Subsidiaries; (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller or any of its Subsidiaries, the Business or the Purchased Assets; (c) except as set out in Section 4.03(c) of the Disclosure Schedules, require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any Contract or Permit to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Lien other than Permitted Liens on the Purchased Assets, except in the case of each of clauses (b), (c) and (d), as would not be material to the Business. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except to the extent required if the Sale Order is not entered or as would not would be material to the Business.

Section 4.04 Title to Purchased Assets. Seller and its Subsidiaries have good and valid title to, or in the case of leased assets, have good and valid leasehold interests in, the Purchased Assets free and clear of all Liens except for Permitted Liens. At the Closing, Buyer will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interest in, such Purchased Assets, free and clear of all Liens (except for Permitted Liens) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

Section 4.05 Assets Necessary to Business. Except as set forth in Section 4.05 of the Disclosure Schedules, the Purchased Assets constitute all of the assets, properties, licenses and Contracts necessary and sufficient to conduct the Business after the Closing in substantially the same manner as the Business has been conducted in the six (6) months prior to the Closing.

Section 4.06 Intellectual Property.

(a) Section 4.06(a) of the Disclosure Schedules contains a true, correct and complete list of (i) all Intellectual Property Registrations, specifying as to each, as applicable: (A) the owner (or the co-owners) thereof, (B) the jurisdiction (foreign and domestic) in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of such item, and (D) the date of application and issuance or registration of such item; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary software included in the Intellectual Property Assets. With respect to each Patent included in the Intellectual Property Assets, Section 4.06(a) of the Disclosure Schedules identifies the complete patent family, all priority claims, all continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, extensions, supplementary protection certificates, patent term adjustments and patent term extensions, and the current prosecution, maintenance, opposition, interference, derivation, post-grant review, inter partes review, reexamination or other challenge status thereof.

(b) Section 4.06(b) of the Disclosure Schedules contains a true, correct, and complete list of all Intellectual Property Agreements, including all such agreements necessary or useful for operating the Business as currently conducted, specifying for each the date, title and parties thereto. Seller has provided Buyer with true, correct and complete copies (or in the case of any oral agreements, a true, correct and complete written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller or a Subsidiary thereof in accordance with its terms and is in full force and effect. None of Seller or any of its Subsidiaries or, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Except as set forth in Section 4.06(c)(1) of the Disclosure Schedules, Seller or a Subsidiary thereof is the sole, exclusive, legal, beneficial and record owners of all Intellectual Property Assets and hold all right, title and interest in and to all Intellectual Property Assets, free and clear of any Lien (except for Permitted Liens), covenant not to sue, option, right of first negotiation, right of first refusal, reversionary interest, march-in right, retained right, field-of-use restriction, exclusivity restriction, obligation to assign, or obligation to license. Neither Seller nor any of its Subsidiaries has any royalty obligation or milestone obligation with respect to any Intellectual Property Assets. The Intellectual Property Assets, together with the Intellectual Property Rights licensed to Seller or any of its Subsidiaries under the Intellectual Property Agreements that will be assigned to Buyer at Closing, constitutes all of the Intellectual Property Rights owned, controlled or licensed by Seller or any of its subsidiaries and that are necessary or reasonably useful for or used by Seller or any of its Subsidiaries in the conduct of the Business. There exist no restrictions or limitations, on the ownership, disclosure, use, development, enforcement, license or other exploitation or transfer of the Intellectual Property Assets. The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any rights of Seller or any of its Subsidiaries under any Intellectual Property Assets or any Intellectual Property Agreement, (ii) impair or otherwise adversely affect the right of Buyer to develop, use, sell, license or otherwise exploit, transfer or dispose of, or to bring any Action for the infringement of, any Intellectual Property Assets or, to the extent such rights thereunder are currently held by Seller or a Subsidiary thereof, any Intellectual Property Agreements or (iii) through the operation of any Contracts to which Seller or any of its Subsidiaries is a party or otherwise bound, encumber any of the Intellectual Property Assets.

(d) Neither Seller nor any of its Subsidiaries has granted, and no Person holds, any license, sublicense, covenant not to sue, immunity, release, option or other right or interest in or to any Intellectual Property Assets, with respect to, or authorized the retention of any exclusive rights in, any Intellectual Property Assets; except for non-exclusive licenses granted to service providers and vendors in the ordinary course of business in connection with the Business.

(e) No funding, facilities, equipment, materials, data, know-how, or personnel, resources or other support of any Governmental Authority or any university, college, hospital, academic medical center, research institute, nonprofit institution or other educational or research institution has been or is being used, directly or indirectly to conceive, discover, reduce to practice, develop, test, manufacture, analyze, validate or otherwise create, in whole or in part, any Intellectual Property Assets, except for use of facilities or personnel that (i) does not result in such Governmental Authority or educational institution obtaining ownership of, or use rights to, such Intellectual Property Assets, and (ii) does not require or otherwise obligate Seller or any of its Subsidiaries to grant or offer to any such Governmental Authority or educational institution any license or other right to such Intellectual Property Assets. No current or former Employee or Independent Contractor who contributed to the creation or development of the Intellectual Property Assets has performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Business as presently conducted during a period of time during which such Employee or Independent

Contractor was also performing services for Seller or any of its Subsidiaries. No Intellectual Property Asset is a ‘subject invention’ under the Bayh-Dole Act or similar applicable Law, and no Governmental Authority, university, college, hospital, academic medical center, research institute, nonprofit institution or other educational or research institution has or may have any ownership right, license, march-in right, manufacturing requirement, preference right, consent right, approval right, royalty right, revenue-sharing right or other right or interest in or to any Intellectual Property Asset. No Intellectual Property Asset, biological material, data, know-how or Trade Secret is subject to any publication, data-sharing, material-sharing, deposit, access, non-commercial-use, research-use, academic-use or similar obligation that would restrict or impair Buyer’s ownership, use, development, manufacture, commercialization, enforcement, prosecution, maintenance, transfer or other exploitation thereof.

(f) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss, modification, impairment, acceleration, of or payment of any additional amounts with respect to, grant of any rights to any Person in respect of, nor require the consent, waiver, notice or other authorization of any other Person in respect of, Buyer’s right to own, transfer or use or otherwise exploit any Intellectual Property Assets or any Intellectual Property Rights subject to any Intellectual Property Agreement.

(g) All of the Intellectual Property Assets are subsisting, and, to Seller’s Knowledge, valid and enforceable. Except as set forth in Section 4.06(g)(1) of the Disclosure Schedules, all inventors of each Patent included in the Intellectual Property Assets have been correctly identified in accordance with applicable Law, all assignments necessary to vest sole and exclusive ownership in Seller or a Subsidiary thereof have been duly executed and recorded with the applicable Governmental Authority, and no Person has asserted or has any basis to assert any inventorship, authorship, ownership or compensation claim with respect to any Intellectual Property Asset. Seller and its Subsidiaries have taken all reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All necessary registration, maintenance, and renewal fees due in connection with the prosecution and maintenance of the Intellectual Property Registrations have been timely paid, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true, correct and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations. No Intellectual Property Registration is or has been subject to any interference, derivation proceeding, opposition, reissue, reexamination, post-grant review, inter partes review, nullity proceeding, cancellation proceeding or other Action challenging scope, ownership, inventorship, patentability, validity or enforceability. All necessary documents, recordations, and certificates in connection with the Intellectual Property Registrations have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Intellectual Property Registrations registered in such jurisdictions. Except as set forth on Section 4.06(g)(2) of the Disclosure Schedules, there are no actions that must be taken by Seller or any of its Subsidiaries within 60 days of the Closing Date that, if not taken, will result in the loss of any of the Intellectual Property Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of the Intellectual Property Registrations. There has been no publication, presentation, poster, abstract, clinical trial disclosure, regulatory submission, offer for sale, sale, public use, disclosure, transfer or other act or omission by Seller, its Subsidiaries or, to Seller’s Knowledge, any of their respective Representatives that has impaired or would reasonably be expected to impair the patentability, validity, enforceability, scope, ownership or value of any Intellectual Property Asset.

(h) To Seller’s Knowledge (and determined taking into consideration any safe harbor, research exemption, government or executive declaration of urgent public health need, or similar right available in law or equity), and, except as set forth in Section 4.06(h) of the Disclosure Schedule, the conduct of the Business as currently and formerly conducted and, as currently contemplated to be conducted after Closing, including the use of the Intellectual Property Assets and the Intellectual Property Rights licensed under the Intellectual Property Agreements in connection with the Business, and the Company Products, processes, and services of the Business have not infringed, contributed to or induced the infringement of, misappropriated or otherwise violated and do not and will not infringe, contribute to or induce the infringement of, misappropriate, or otherwise violate, any Intellectual Property Rights or other rights of any Person in any respect. For clarity, any activity that Seller believed in good faith is permissible under the Hatch-Waxman exemptions codified at 35 U.S.C. § 271(e)(1) or other applicable defenses or safe harbors, or that Seller reasonably believes in good faith will be permissible thereunder, shall not be considered an infringing activity for purposes of this Section 4.06(h). There is no, and since the Reference Date there has been no, Action pending or, to Seller’s Knowledge, threatened against or affecting Seller or any of its Subsidiaries, or affecting the conduct of the Business as presently conducted (including the research, development and manufacture, as applicable, of any Company Product) (i) alleging that the use of any of the Intellectual Property Assets or any services provided, processes used or the Company Products manufactured, used, imported, offered for sale or sold by Seller or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to the infringement of or otherwise violate any Intellectual Property Right of any Person or (ii) alleging that Seller or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Neither Seller nor any of its Subsidiaries have received from any Person any offer to license any Intellectual Property Rights in connection with any actual or threatened claim of infringement, misappropriation or other violation of any Intellectual Property Rights.

(i) There is no, and since the Reference Date there has been no Action pending or, to Seller’s Knowledge, threatened against or affecting Seller or any of its Subsidiaries, or affecting the conduct of the Businesses by Seller or any of its Subsidiaries as presently conducted (i) based upon, or challenging or seeking to deny or restrict, any right of Seller or any of its Subsidiaries in any of the Intellectual Property Assets, or (ii) alleging that any of the Intellectual Property Assets is invalid, unenforceable or not infringed. To Seller’s

Knowledge, there is no information, materials, facts, or circumstances that would render any of the Intellectual Property Assets invalid or unenforceable, narrow or limit the scope of any Intellectual Property Asset, adversely affect any pending application for any of the Intellectual Property Asset, or adversely affect the ownership, patentability, registrability, validity, enforceability, scope, priority, term or value of any Intellectual Property Assets. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action. Neither Seller nor any of its Subsidiaries are subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Intellectual Property Assets. To Seller’s Knowledge, neither Seller nor any of its Subsidiaries has misrepresented, or failed to disclose, and there are no misrepresentations of or failure to disclose, any fact or circumstance in any application for any Intellectual Property Assets that would constitute fraud, inequitable conduct or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property Assets.

(j) None of the Intellectual Property Assets has been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Intellectual Property Assets, have been the subject of a final and non-appealable finding of unpatentability. All issued Patents, registered Trademarks and registered Copyrights included in the Intellectual Property Assets are, to Seller’s Knowledge, valid, enforceable, in full force and effect and subsisting in all material respects.

(k) To Seller’s Knowledge, none of the Intellectual Property Agreements has been adjudged invalid or unenforceable in whole or part and no party to any Intellectual Property Agreement has asserted that any such Intellectual Property Agreement is invalid, unenforceable, terminated or subject to termination. All issued Patents, registered Trademarks and registered Copyrights included in the Intellectual Property Agreements are, to Seller’s Knowledge, valid, enforceable, in full force and effect and subsisting in all material respects, and neither Seller nor any of its Subsidiaries has received any notice or other communication challenging the ownership, validity, enforceability, scope, priority or rights of Seller or any of its Subsidiaries under any such Intellectual Property Rights.

(l) To Seller’s Knowledge, no Person has infringed, misappropriated, diluted, conflicted with or otherwise violated any Intellectual Property Asset or any Intellectual Property Right exclusively licensed to Seller or any of its Subsidiaries pursuant to an Intellectual Property Agreement and no facts or circumstances exist that would reasonably be expected to give rise to any such infringement, misappropriation, dilution, conflict or violation.

(m) Seller and its Subsidiaries have taken commercially reasonable actions in accordance with current industry practice to maintain the confidentiality of all Intellectual Property Assets, the value of which to Seller or its Subsidiaries is contingent upon maintaining the confidentiality thereof (including any Trade Secrets and confidential materials owned, used or held for use by Seller and its Subsidiaries), and no such Intellectual Property Assets have been disclosed, and access to such Intellectual Property Assets has not been provided to any Person, other than under written confidentiality agreements that protect such Intellectual Property Assets. To Seller’s Knowledge, no Person, including Employee or Independent Contractor or agent of Seller or any of its Subsidiaries, is in default or breach of any confidentiality or non-disclosure agreement, or any confidentiality provisions of any employment agreement or other such agreement, with Seller or any of its Subsidiaries relating to the protection, ownership, development, use or transfer of any Intellectual Property Assets of Seller or any of its Subsidiaries.

(n) To the extent that any Intellectual Property Asset has been conceived, discovered, reduced to practice, developed, or created by a Third Party (including any current or former service provider) for Seller or a Subsidiary thereof, each such Third Party, as the case may be, has a valid, binding and enforceable written agreement with Seller with respect thereto pursuant to which such Third Party has agreed to hold all Intellectual Property Assets in confidence and to not use any such Intellectual Property Asset for any purpose other than for the benefit of Seller, and Seller thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of the Business as currently conducted or as proposed to be conducted, such Intellectual Property Asset. In each case where Seller or a Subsidiary thereof has acquired any Intellectual Property Rights from any Person (including any service provider), Seller has obtained a present, valid, binding and enforceable assignment sufficient to irrevocably transfer all right, title and interest in and to such Intellectual Property Rights to Seller, or ownership in such Intellectual Property Rights are vested in Seller pursuant to applicable Law. No current or former Employee or Independent Contractor or other Person involved in the conception, discovery, reduction to practice, development, manufacture, testing, analysis, validation or creation of any Intellectual Property Asset was or is subject to any obligation to any prior employer, university, institution, Governmental Authority or other Person that conflicts with or would reasonably be expected to impair the ownership of Seller or any of its Subsidiaries, or Buyer’s rights in, any Intellectual Property Asset.

Section 4.07 Assigned Contracts.

(a) Section 4.07(a) of the Disclosure Schedules sets forth a true, complete and correct list of all Contracts of Seller or any of its Subsidiaries related primarily to the Purchased Assets, copies of which have been made available to Buyer.

(b) Each Assigned Contract is in full force and effect and is a valid and binding obligation of Seller or one of its Subsidiaries and, to the Knowledge of Seller, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligations to pay Cure Costs hereunder. Neither Seller nor any of its Subsidiaries have received written notice from any Person, and to Seller’s Knowledge, no Person has threatened or intends to terminate or adversely modify in any material respect Seller’s or any of its Subsidiaries’ rights under any Assigned Contract. To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any Assigned Contract or would cause the acceleration of any obligation of Seller or any of its Subsidiaries or the creation of a Lien upon any Purchased Asset. Seller has delivered or made available to Buyer true, correct and complete copies of all of the Assigned Contracts, together with all amendments, modifications or supplements thereto.

Section 4.08 Reserved.

Section 4.09 Inventory. The Inventory consists of a material quality and quantity usable in the ordinary course of business. All Inventory is owned by Seller or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens). Section 4.09 of the Disclosure Schedules sets forth a listing of the finished Inventory owned, in the possession or control of, Seller or any of its Subsidiaries, including the address at which such Inventory is located. All of Inventory has been (i) to Seller’s Knowledge, manufactured in compliance with Law, (ii) not adulterated or misbranded under the FD&C or other comparable laws, and (iii) to the extent administered to any subject or supplied to any site in clinical study, in material compliance with the applicable specifications with respect thereto in then-current IND(s).

Section 4.10 Compliance With Laws; Permits.

(a) Seller and each of its Subsidiaries are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws, including with respect to all research, development and manufacturing of the Company Products (including the generation, preparation, maintenance, submission, and retention of all Regulatory Documentation). Since the Reference Date, neither Seller nor any of its Subsidiaries has received any written notice of or, to Seller’s Knowledge, is under investigation with respect to, any violation of any applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Seller or any of its Subsidiaries that relates to the Business, Purchased Assets or the transactions contemplated hereby.

(b) None of Seller or any of its Subsidiaries, or any of their respective directors, officers, consultants, agents or other Persons acting for or on its behalf, has taken any action that would result in a violation by such Person of (i) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) or any other applicable anti-corruption or anti-bribery Law, (ii) any economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, His Majesty’s Treasury or any applicable prohibited party list maintained by any U.S. Governmental Authority, the European Union or His Majesty’s Treasury (collectively, “Sanctions”) or (iii) any applicable Law relating to export controls. Seller and its Subsidiaries have conducted the Business in compliance with the FCPA (and any state or foreign equivalents) any other anti-corruption applicable Law (including the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the U.S. False Claims Act (31 U.S.C. § 3729 et seq.), and any state or foreign equivalents), Sanctions and applicable Laws relating to export controls, and, except as set forth on Section 4.10(b) of the Disclosure Schedules, Seller and its Subsidiaries have instituted and maintained policies and procedures designed to cause each such Person to comply with all such laws described in this sentence.

(c) Neither Seller nor any of its Subsidiaries, nor any of its or their respective officers, employees or agents, has been debarred or is subject to debarment pursuant to Section 306 of the FD&C Act or analogous provisions of Law outside the United States or is listed on any excluded list, and neither Seller nor any of its Subsidiaries has, to Seller’s Knowledge, used in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FD&C Act or analogous provisions of Law outside the United States or who is the subject of a conviction described in such Section or analogous provisions of Law outside the United States or is listed on any excluded list.

(d) Neither Seller nor any of its Subsidiaries, nor any of their respective directors, officers, consultants, agents or other Persons acting for or on its behalf, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of Sanctions.

(e) Seller and its Subsidiaries hold all material Permits necessary to conduct the Business (including any IND) in the places and in such manner in which the Business is currently being conducted, and: (i) such Permits are valid and in full force and effect and are not subject to any pending or, to Seller’s Knowledge, threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit; (ii) Seller and its Subsidiaries are in compliance in all material respects with the terms and requirements of such Permits; and (iii) neither Seller nor any of its Subsidiaries is in material default under, and, to Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, material modification, termination or revocation of, any such Permit.

(f) The Business does not (i) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (ii) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (iii) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, are not, collectively or individually, a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

Section 4.11 Litigation.

(a) There is no Action before or by any Governmental Authority or arbitrator pending or, to the Knowledge of Seller, threatened against or affecting (i) the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or Assumed Liabilities.

Section 4.12 Privacy Matters.

(a) Seller and each of its Subsidiaries (and to Seller’s Knowledge, each Third Party acting on behalf of Seller or any of its Subsidiaries) are and have been in material compliance with all Laws relating to privacy, data protection, information or cyber security, or the Processing of Personal Information by such Persons applicable to the operations of the Business (“Privacy Laws”) and all associated contracts and policies. Seller and each of its Subsidiaries, as applicable, have provided all requisite notices, obtained all required consents, and satisfied all other requirements of Privacy Laws for their Processing of Personal Information that are necessary and in connection with the operation of the Business as of the date hereof and for the consummation of the transactions contemplated hereunder.

(b) Since the Reference Date, no claims, investigations, or alleged violations have been asserted or to Seller’s Knowledge, threatened against Seller or any of its Subsidiaries by any Person regarding the Processing of Personal Information by or on behalf of Seller or any of its Subsidiaries or alleging a violation of Privacy Laws.

(c) Seller and each of its Subsidiaries maintain and, since the Reference Date, have maintained reasonable physical, administrative and technical security measures. To Seller’s Knowledge, neither Seller nor any of its Subsidiaries has experienced (nor to Seller’s Knowledge, have any Third Party acting on behalf of Seller or any of its Subsidiaries) any actual or alleged Security Incidents. Neither Seller nor any of its Subsidiaries has (nor have any Third Parties acting on behalf of Seller or any of its Subsidiaries) notified, or been required to notify, any Person of any Security Incident.

Section 4.13 Employee Benefit Plans; Labor Matters.

(a) Seller has made available to Buyer a true, correct and complete list that sets forth, as of the date hereof: each Specified Individual, including each such Person’s name, employer or engaging entity, job title, hire date, work location, current base salary or wage, commission or fee rate, most recent annual bonus received and current annual bonus or incentive opportunity, whether an employee or independent contractor, whether part-time or full-time, status as exempt or non-exempt under the Fair Labor Standards Act (if applicable), immigration status (for employees), whether such individual is in active service or on leave, if on leave, the nature of such leave and the date of expected return, and whether such person has entered into an Employment Agreement and/or Consulting Agreement. With respect to Specified Individuals who are former employees, such list will reflect the information as of the last day of employment as well as any post-employment (e.g., independent contractor) arrangements. Except as set forth on Section 4.13(a) of the Disclosure Schedules, the employment or engagement of each Specified Individual is terminable at will without compensation or other penalty. Seller has a completed a Form I-9 (Employment Eligibility Verification) for each Specified Individual who is an employee. None of Seller or its Subsidiaries utilize a PEO with respect to the Business. All Specified Individuals who are Independent Contractors are properly classified as non-employees pursuant to the Code and other applicable Law and the Seller and its Subsidiaries have no obligation or liability with respect to any Taxes (or the withholding thereof) or applicable employment law requirements in connection with any such Independent Contractors. No Independent Contractor has or would reasonably be expected to have any claim for benefits provided to employees under an Employee Plan with respect to service as an Independent Contractor.

(b) No Employee Plan is, and neither Seller nor any of its ERISA Affiliates has ever sponsored, maintained, administered, or contributed to (or has had any obligation to contribute to) or has or is reasonably expected to have any direct or indirect Liability with respect to: (i) a “defined benefit plan” ( as defined in Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA): (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or other applicable law; (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits; or (vi) a welfare plan that offers health, life, or other disability benefits on a less-than-fully insured basis.

(c) Each Employee Plan, has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Law, including ERISA and the Code. No Action (other than routine claims for benefits) is pending against or involves or, to Seller’s Knowledge, is threatened against or threatens to involve, any Employee Plan. Seller and its Subsidiaries have complied in all material respects with applicable Law with respect to each plan, arrangement or policy mandated by applicable Law (including with respect to the payment of social insurance Taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee).

(d) Except as would not result in material Liability for the Seller or its Subsidiaries, Seller and its Subsidiaries have paid all salaries, bonuses, commissions, wages, severance, accrued vacation pay, fees and any other amounts that have become due and payable to Employees, other Specified Individuals, and former employees of Seller or its Subsidiaries with respect to the Business, and any such amounts for any period ending on or before the Closing Date for services performed on or prior to the date hereof have been paid or accrued in full. With respect to the Employees, other Specified Individuals and former employee of Seller or its Subsidiaries with respect to the Business each of Seller and its Subsidiaries is and for the past three (3) years has been in material compliance with all applicable law governing the employment of labor, including all applicable law relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, exempt/non-exempt classification, classification of independent contractors, and workers’ compensation.

(e) None of Seller or any of its Subsidiaries has, in the past three (3) years, been a party to or had any obligations under a collective bargaining, works council or similar agreement and no union or other collective bargaining unit or employee organizing entity has been certified or recognized by Seller or any of its Subsidiaries as representing any Employees. In the past three (3) years, none of Seller or any of its Subsidiaries has experienced, nor to Seller’s Knowledge, is there now threatened, any union activity, any effort to organize or any other similar occurrence or any attempt to organize or represent the Employees. There are no controversies pending or threatened between Seller and its Subsidiaries, on the one hand, and any Employee or former employee of Seller or its Subsidiaries with respect to the Business, on the other hand. No investigation, review, complaint or proceeding by any Governmental Authority or Employee or former employee with respect to Seller or any of its Subsidiaries in relation to the employment of any such individual involved in the Business is pending or, to Seller’s Knowledge, threatened, nor has Seller or any of its Subsidiaries received any notice from any Governmental Authority indicating an intention to conduct the same.

(f) Except as set forth in Section 4.13(f) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any Employee to any increased, new or accelerated payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or (ii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code (without regard to subsection (b)(4) thereof).

(g) To the Seller’s Knowledge, in the past three (3) years, (i) no allegations of sexual harassment or other sexual misconduct have been made since the Reference Date against any Employee or other Specified Individual and (ii) neither Seller nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an Employee or other Specified Individual.

Section 4.14 Taxes.

(a) All material Tax Returns filed by, on behalf or in respect of the Business have been filed in accordance with applicable Tax Laws and are true, correct and complete in all material respects. No Governmental Authority has made a claim in writing that the Business or the Purchased Assets may be subject to Taxes, or that a Tax Return related to the Business or the Purchased Assets may be required to be filed, in a jurisdiction where no such Tax Returns have been filed.

(b) Subject to any obligation of Seller or any of its Subsidiaries under the Bankruptcy Code, all Taxes related to the Business or the Purchased Assets have been paid in full.

(c) Except as set forth on Section 4.14(c) of the Disclosure Schedules, there are no Liens in respect of Taxes with respect to any of the Purchased Assets, except for Liens for Taxes not yet due and payable that arise by operation of Law.

Section 4.15 Key Suppliers.

(a) Section 4.15(a) of the Disclosure Schedules sets forth a true, correct and complete list of the top 10 suppliers relating to the Business, measured by annual spend by Seller and its Subsidiaries on a consolidated basis, during the 12-month period ended as of March 31, 2026 (“Key Suppliers”).

(b) No Key Supplier has terminated, suspended, cancelled or materially and adversely modified (i) its business relationship with Seller or any of its Subsidiaries or (ii) the terms of a Contract with Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has received notice of any Key Supplier, and to Seller’s Knowledge, no Key Supplier has threatened and Seller has no reason to believe that such Person intends, to terminate, suspend, cancel or materially and adversely modify its business relationship with Seller or any of its Subsidiaries or the terms of a Contract with Seller or any of its Subsidiaries. There are no unresolved claims or disputes pending between Seller or any of its Subsidiaries, on the one hand, and any Key Supplier, on the other hand.

Section 4.16 Insurance. Seller has made available to Buyer a true, correct and complete copy of all material insurance policies and all material self-insurance programs and arrangements and similar arrangements (including bonds) primarily relating to the Business and the Purchased Assets (the “Insurance Policies”) and Section 4.16 of the Disclosure Schedules sets forth a true, correct and complete list of the Insurance Policies. As of the date of this Agreement: (a) each Insurance Policy is in full force and effect, all premiums thereon have been timely paid or, if not yet due, accrued; (b) there is no material claim pending under the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters thereof; and (c) Seller and each of its Subsidiaries are in compliance in all material respects with the terms of the Insurance Policies. Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any Insurance Policy. The Insurance Policies are sufficient for compliance in all material respects under applicable Law, all Permits and Contracts to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their properties or assets are bound.

Section 4.17 Finders’ Fees. Except as to Raymond James, whose fees are to be paid by Seller, there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Subsidiaries who might be entitled to any fee or commission from any of Seller or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

Section 4.18 Certain Information. Seller has made available to Buyer true, correct and complete copies of all material information in its possession relating to each of (i) the STAAR Studies, (ii) any IND for any Company Product and (iii) each of Module 1, Module 2 and Module 3 of the rolling BLA for the Company Product.

Section 4.19 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE SELLER’S CLOSING CERTIFICATE OR ANY ANCILLARY AGREEMENT, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution or delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations under this Agreement and any Ancillary Document to which Buyer is a party or the consummation by Buyer of the transactions contemplated by this Agreement and any Ancillary Document to which Buyer is a party. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against them in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is a party, the performance by Buyer of its obligations under this Agreement and the Ancillary Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Buyer, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any provision of any Contract binding on Buyer or any Permit affecting, or relating in any way to, the assets or business of Buyer or (d) result in the creation or imposition of any Lien on any asset of Buyer, with only such exceptions, in the case of each of clauses (c) and (d), as would not reasonably be expected to have, individually or in the aggregate with all other Effects, a Buyer Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.04 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement.

Section 5.05 Available Funds. Buyer has, and at the Closing will have, funds immediately available that are sufficient to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. Such funds are not subject to any conditions or contingencies (including any financing condition) that would reasonably be expected to prevent or delay the availability of such funds at or prior to the Closing.

Section 5.06 Litigation. As of the date of this Agreement, there are no proceedings pending or, to the knowledge of Buyer, threatened against Buyer that seeks to enjoin the transactions contemplated by this Agreement, other than any such proceedings that have not had and would not have a Buyer Material Adverse Effect.

Section 5.07 Independent Investigation. Buyer acknowledge that it has conducted its own independent investigation and analysis of the Business, the Purchased Assets and the Assumed Liabilities, and that Buyer and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Seller and its Subsidiaries that Buyer and its Representatives have desired or requested to review for such purpose.

Section 5.08 Non-Reliance; Purchased Assets.

(a) Buyer acknowledges for the benefit of Seller that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Business, the Purchased Assets and the Assumed Liabilities, and that it and its Representatives have received sufficient access to certain of the books and records, facilities, equipment, Contracts and other assets of the Business (including the Purchased Assets) for such purpose. Buyer further acknowledges and agrees for the benefit of Seller that, except for the representations and warranties contained in ARTICLE IV (as modified by the Disclosure Schedules), neither Seller nor any of its financial or other professional advisors, nor its or their respective Representatives, makes or has made any representation or warranty, either express or implied, or other statements or information concerning the Business, the Purchased Assets or the Assumed Liabilities in connection with the transactions contemplated by this Agreement and Seller hereby disclaims any other representations made by Seller or any other Person concerning the Business, the Purchased Assets or the Assumed Liabilities in connection with the transactions contemplated by this Agreement. Seller makes no representations or warranties regarding the probable success or profitability of the Business. Buyer has not relied on any representation, warranty or other statement by any Person on behalf of Seller, other than the representations and warranties of Seller expressly contained in ARTICLE IV (as modified by the Disclosure Schedules).

(b) Buyer agrees, warrants and represents that Buyer is purchasing the Purchased Assets “AS IS” and “WITH ALL FAULTS” based solely on the representations and warranties set forth in ARTICLE IV (as modified by the Disclosure Schedules) and Buyer’s own investigation of Seller, the Purchased Assets, the Assumed Liabilities and the Business. Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by Seller and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Purchased Assets “AS IS” and “WITH ALL FAULTS.” Buyer agrees, warrants and represents that, except for the express representations and warranties set forth in ARTICLE IV (as modified by the Disclosure Schedules), Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SELLER MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS.

ARTICLE VI

BANKRUPTCY COURT MATTERS

Section 6.01 Competing Transactions. Seller will not agree to any proposals or offers from any Third Party to acquire, directly or indirectly, all or any substantial portion of the Purchased Assets (a “Competing Transaction”) other than as expressly permitted by and in accordance with the Bidding Procedures. For the avoidance of doubt, neither (i) a liquidation or wind-down of Seller’s estate nor (ii) Seller engaging in a transaction or transactions to divest all or any portion of an Excluded Business, shall be a Competing Transaction.

Section 6.02 Bankruptcy Court Filings.

(a) The Petition Date shall occur within two Business Days of the date hereof. On the Petition Date, Seller shall file (and, within one Business Day, serve) a motion or motions (the “Sale Motion”), in form and substance reasonably satisfactory to Buyer, in the Chapter 11 Case requesting that the Bankruptcy Court (i) (A) approve the Bidding Procedures and enter the Bidding Procedures Order (B) establish procedures for the assumption and assignment of executory contracts and unexpired leases, (C) schedule a date for the Auction; (D) schedule a hearing on entry of the Sale Order, (E) approve the form and manner of notices related thereto, and (F) grant related relief; and (ii) (A) approve and authorize the sale contemplated in this Agreement free and clear of all Claims, Liens and Liabilities, (B) authorize the assumption and assignment of the Assigned Contracts, and (C) grant related relief. Thereafter, Seller shall take all actions as may be reasonably necessary to cause the Bidding Procedures Order and the Sale Order to be issued, entered and become Final Orders, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(b) Seller shall provide appropriate notice of the hearings on the Sale Motion, as is required by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, to all Persons entitled to notice, including all Persons that have expressed interest in buying the Purchased Assets, all Persons that have asserted Liens, claims or other interests in the Purchased Assets, all parties to the Assigned Contracts, all applicable state and local tax authorities, including the IRS, each Governmental Authority that is an interested party with respect to the Purchased Assets, and all Tax and environmental authorities in jurisdictions applicable to Seller. Seller shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted to Buyer within a reasonable time prior to their filing with the Bankruptcy Court to allow for Buyer’s prior review and comments.

(c) On or before the date that is no later than two Business Days after entry of the Bidding Procedures Order, Seller shall file with the Bankruptcy Court and serve an assignment and assumption notice (the “Assignment and Assumption Notice”) by first class mail on all non-debtor counterparties to all Contracts and provide a copy of the same to Buyer. The Assignment and Assumption Notice shall inform each recipient that its respective Contract may be designated by Buyer as assumed, and the timing and procedures relating to such designation, and, to the extent applicable (i) the title of the Contract, (ii) the name of the counterparty to the Contract, (iii) Seller’s good faith estimates of the Cure Costs required in connection with such Contract, (iv) the identity of Buyer and (v) the deadline by which any such Contract counterparty may file an objection to the proposed assumption and assignment or cure, and the procedures relating thereto.

(d) Seller shall use its best efforts to (i) have entered the Bidding Procedures Order on or before seven Business Days after the Petition Date, (ii) hold the Auction, unless an Auction is not required to be held pursuant to the terms of the Bidding Procedures, on or before 42 days after entry of the Bidding Procedures Order and (iii) have entered the Sale Order on or before 50 days after entry of the Bidding Procedures Order.

(e) Seller shall consult with Buyer regarding pleadings and papers that it intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Bidding Procedures, the Bidding Procedures Order, the Sale Order, and any other orders of the Bankruptcy Court relating to the transactions contemplated by this Agreement, or the bankruptcy proceedings that may impact the transactions contemplated by this Agreement or the Purchased Assets, including sharing in advance any drafts thereof for Buyer’s review and comment. Seller shall promptly provide Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that Seller has in its possession (or receives) pertaining to the Sale Motion, or any other order related to any of the transactions contemplated in this Agreement.

(f) If the Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated in this Agreement are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order and the Sale Order, or other such order), subject to rights otherwise arising from this Agreement, Seller shall use its best efforts to prosecute or defend, as applicable, such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

(g) Notwithstanding anything expressed or implied herein to the contrary, Seller shall not consent or agree to the allowance of any claim to the extent it would constitute an Assumed Liability without the prior written consent of Buyer. Seller shall use its best efforts to cause the Sale Order to provide that Buyer will have standing in the Chapter 11 Case to object to the amount of any claim to the extent it would constitute an Assumed Liability and that the Bankruptcy Court will retain the right to hear and determine such objections.

ARTICLE VII

COVENANTS

Section 7.01 Conduct of Business Prior to the Closing.

(a) From the date hereof until the earlier of the Closing Date or the valid termination of this Agreement, except as otherwise required, authorized or restricted pursuant to this Agreement, the Bankruptcy Code, an order of the Bankruptcy Court (provided that Seller shall not seek or consent to, and shall oppose, any order of the Bankruptcy Court that would reasonably be expected to result in Seller violating its obligations under this Agreement), or as consented to in writing by Buyer, Seller shall (and shall cause its Subsidiaries to) use its commercially reasonable efforts to conduct the Business in the ordinary course of business.

(b) Without limiting the generality of Section 7.01(a), from the date hereof until the earlier of the Closing Date or the valid termination of this Agreement, Seller shall not (and shall cause its Subsidiaries not to):

(i) renew, enter into, amend, waive any right under, modify, assign, transfer or terminate (other than terminations in connection with (A) an expiration or (B) a renewal that becomes automatically effective unless a party thereto provides prior notice of an intention not to renew) any Contract to the extent relating to the Business or the Purchased Assets or Assumed Liabilities;

(ii) waive, release, amend, let lapse or assign any material rights, claims or benefits of Seller or any of its Subsidiaries relating to the Business, Purchased Assets or Assumed Liabilities, in each case, except as otherwise required, authorized or restricted pursuant to this Agreement, the Bankruptcy Code, or an order of the Bankruptcy Court (provided that Seller shall not seek or consent to, and shall oppose, any order of the Bankruptcy Court that would reasonably be expected to result in Seller violating its obligations under this Agreement);

(iii) sell, license, sublicense, grant rights of reference to, abandon, dedicate to the public, permit to lapse, disclose, convey, transfer, assign, divest, or otherwise dispose of any asset or property constituting Purchased Assets other than inventory and obsolete assets sold or otherwise disposed of in the ordinary course of business;

(iv) create or assume any mortgage or pledge, restriction, option, or impose any Lien on, or in any other way encumber, any asset or property constituting Purchased Assets, except for those that arise under any DIP Order that constitute Permitted Liens, or as required by applicable Law;

(v) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any Person or otherwise acquire any assets that, as of the Closing, would constitute Purchased Assets, except for the acquisition of assets and inventory in the ordinary course of business;

(vi) take any action, or omit to take any action, that would reasonably be expected to result in a default under or material breach of any Assigned Contract, except as otherwise required, authorized or restricted pursuant to this Agreement, the Bankruptcy Code, an order of the Bankruptcy Court (provided that Seller shall not seek or consent to, and shall oppose, any order of the Bankruptcy Court that would reasonably be expected to result in Seller violating its obligations under this Agreement), or as consented to in writing by Buyer;

(vii) take any action, or omit to take any action, that would reasonably be expected to result in Seller or any of its Subsidiaries or any of its or their respective officers, employees or agents to be debarred or become subject to debarment pursuant to Section 306 of the FD&C Act or analogous provisions of Law outside the United States or is listed on any excluded list;

(viii) use in any capacity, in connection with activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FD&C Act or analogous provisions of Law outside the United States or who is the subject of a conviction described in such Section or analogous provisions of Law outside the United States or is listed on any excluded list;

(ix) liquidate, dissolve, recapitalize or otherwise wind up its operations related to the Purchased Assets;

(x) cancel or alter any insurance coverage with respect to the Purchased Assets;

(xi) incur, commit to or make any material capital expenditure that would be an Assumed Liability;

(xii) incur any material indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness, in each case to the extent such indebtedness would constitute an Assumed Liability;

(xiii) make any material loans, advances or capital contributions to, or investments in, any other Person with respect to the Business;

(xiv) commence, settle or propose to settle any material Actions that would reasonably be expected to materially diminish the value of the Purchased Assets or impair title thereto or result in an Assumed Liability, including any opposition, interference, derivation proceeding, inter partes review, post-grant review, reexamination, cancellation, audit, inquiry or proceeding that relates to, affects or would reasonably be expected to affect the ownership, scope, validity, enforceability, infringement, misappropriation, confidentiality, transferability or value of any Intellectual Property Assets;

(xv) abandon, allow to lapse, fail to prosecute, fail to maintain, fail to pay any required fees or annuities for, narrow, disclaim, dedicate to the public, license, sublicense, covenant not to sue under, encumber, disclose any material trade secret relating to, or otherwise impair any Intellectual Property Assets, or take any position in prosecution, enforcement or defense of any Intellectual Property Assets that would reasonably be expected to adversely affect the scope, validity, enforceability, ownership or value thereof;

(xvi) make, authorize or fail to prevent any filing, submission, response, amendment, argument, statement, disclaimer, terminal disclaimer, narrowing amendment, election, restriction, appeal decision, withdrawal, abandonment or other action in the prosecution, maintenance, enforcement, defense or ownership of any Intellectual Property Assets that would reasonably be expected to adversely affect the scope, validity, enforceability, ownership, priority, duration, patentability, registrability, confidentiality, exclusivity or value of such Intellectual Property Assets;

(xvii) make any change in accounting principles materially affecting the reporting of the Purchased Assets or the Business, other than as required by applicable Law or a Governmental Authority; or

(xviii) enter into a binding agreement or agree, whether in writing or otherwise, to do any of the foregoing;

in each case, except as otherwise required, authorized or restricted pursuant to this Agreement, the Bankruptcy Code, an order of the Bankruptcy Court (provided that Seller shall not seek or consent to, and shall oppose, any order of the Bankruptcy Court that would reasonably be expected to result in Seller violating its obligations under this Agreement), any DIP Order, or as consented to in writing by Buyer.

(c) Without limiting the generality of Section 7.01(a), from the date hereof until the earlier of the Closing Date or the valid termination of this Agreement, Seller shall (and shall cause its Subsidiaries to) use its commercially reasonable efforts to:

(i) preserve and maintain all Permits and Regulatory Documentation required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets and all applications for Permits relating to the Business or any Purchased Asset;

(ii) pay the debts, Taxes and other obligations of the Business when due, subject to the filing of the Chapter 11 Case and good faith disputes over Taxes;

(iii) preserve and maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and maintain and protect the confidentiality and trade secret status of all confidential information included in the Purchased Assets;

(iv) continue in full force and effect without modification all their insurance policies, except as required by applicable Law;

(v) defend and protect the properties and assets included in the Purchased Assets from infringement, misappropriation, misuse, unauthorized access, unauthorized disclosure, loss, corruption, destruction, impairment or usurpation;

(vi) perform all of its obligations under all Assigned Contracts;

(vii) maintain in effect all confidentiality, invention assignment, work-for-hire, data access, material transfer, laboratory, vendor, clinical site, investigator, research, development, manufacturing, consultant and other arrangements necessary to ensure that all Intellectual Property Assets, Company Product data, materials, records and other work product generated for or on behalf of Seller or any of its Subsidiaries with respect to any Company Product, the Business or the Purchased Assets are owned by, or validly assignable or transferable to, Seller and included in the Purchased Assets;

(viii) obtain or maintain valid, enforceable and transferable confidentiality, invention assignment, work-for-hire, data access, material transfer and similar agreements from each employee and Third Party who creates, conceives, reduces to practice, generates, accesses, uses or possesses any Intellectual Property Assets or other work product relating to the Purchased Assets;

(ix) maintain the Books and Records in accordance with past practice;

(x) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(xi) perform all of its obligations or Liabilities arising out of, in respect of or in connection with, any DIP Order;

except if otherwise required, authorized or restricted pursuant to this Agreement, the Bankruptcy Code, an order of the Bankruptcy Court or any DIP Order.

(d) Subject to Section 7.01(a), during the period from the date hereof until the Closing, Seller shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (i) continue the STAAR Studies as currently contemplated, including the monitoring of patients enrolled in any ongoing clinical trials of Seller or any of its Subsidiaries relating to the Company Products; and (ii) perform or continue to perform the actions set forth in Schedule 7.01(d)(ii).

Section 7.02 Access to Information.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Seller (and shall cause its Subsidiaries to) (i) afford Buyer and its Representatives full and free access during normal business hours to the offices, properties, facilities, assets, books, records, service providers and agents of Seller and its Subsidiaries to the extent relating primarily to the Business, Purchased Assets or Assumed Liabilities; (ii) furnish Buyer and its Representatives with such financial and operating data and other information (including the work papers of Seller’s and its Subsidiaries independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request to the extent primarily related to the Business, Purchased Assets or Assumed Liabilities as Buyer or any of their Representatives may reasonably request; and (iii) instruct the service providers and Representatives of Seller and its Subsidiaries to cooperate with Buyer in their investigation of the Business; provided, that any such access shall be afforded and any such information shall be furnished at Buyer’s expense; provided, further, that Seller will not be required to provide Buyer or its Representatives with access to or to disclose information (A) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into before the date hereof, (B) the disclosure of which would violate applicable Law or Order, or (C) the disclosure of which would cause the loss of any attorney-client privilege, attorney work product privilege or other legal privilege; provided, further, that with respect to the foregoing clauses (A) through (C) of the immediately foregoing proviso, Seller shall use commercially reasonable efforts to (and use commercially reasonable efforts to cause its Subsidiaries to) (1) obtain the required consent of any third party to provide such disclosure and (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Seller. Any investigation pursuant to this Section 7.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or any of its Subsidiaries.

Section 7.03 Notice of Certain Events; Regulatory Submissions.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct that would reasonably be expected to result in the failure of the condition set forth in Section 8.02(c) to be satisfied or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the other conditions set forth in Section 8.02 to be satisfied;

(ii) any notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement or the entry of the approval of any order by the Bankruptcy Court;

(iii) any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.06 or Section 4.11 or that relate to the consummation of the transactions contemplated by this Agreement; and

(v) any substantive or material communication from any Regulatory Authority regarding the Company Products, including any written or oral communications from the FDA or another Regulatory Authority related to any Regulatory Documentation or any clinical trial of the Company Products.

(b) Buyer’s receipt of information pursuant to this Section 7.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) Subject to applicable Law, Seller shall permit Buyer a reasonable opportunity to review in advance and comment on any substantive communication or submission by Seller or any of its Subsidiaries to any Regulatory Authority and permit Buyer (if permitted by the Regulatory Authority) the opportunity to attend any meeting or conference calls with or participate in any inspection by a Regulatory Authority related to the Company Products, and Seller shall consider in good faith any comments or other input timely provided by Buyer with respect to any such communication or submission prior to its submission to such Regulatory Authority.

(d) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Seller shall promptly provide Buyer true, correct and complete copies of all material information that comes into its possession relating to each of (i) the STAAR Studies, (ii) any IND for any Company Product and (iii) each of Module 1, Module 2 and Module 3 of the rolling BLA for the Company Product.

Section 7.04 Employees and Employee Benefits.

(a) Buyer shall, or shall cause one of its Affiliates to, offer to engage for services, either as an employee or independent contractor, at least 80% of the Persons set forth on Schedule 7.04(a) (each, a “Specified Individual”), which offers may be subject to customary screening procedures of Buyer (which may include background checks) and standard new hire or engagement agreements and other requirements used by Buyer and its Affiliates in the ordinary course.

(b) Seller and its Subsidiaries shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller and its Subsidiaries at any time on or prior to the Closing Date and, subject to applicable Law, Seller and its Subsidiaries shall pay all such amounts to all entitled persons as promptly as reasonably practicable after the Closing. Seller and its Subsidiaries shall bear any and all obligations and liability in connection with the termination of employment of any employees by Seller and its Subsidiaries, including under the WARN Act.

(c) Seller and its Subsidiaries shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date and for providing COBRA coverage for each individual who becomes an “M&A qualified beneficiary” (within the meaning of Treas. Reg. § 54.4980B-9) in connection with the transaction contemplated by this Agreement, until the expiration of such M&A qualified beneficiary’s continuation rights under COBRA. Seller and its Subsidiaries also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller and its Subsidiaries shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Nothing herein express or implied by this Agreement shall confer upon any Employee or Specified Individual, or legal representative of any of them, any rights or remedies, including any right to employment or other service relationship or benefits, of any nature or kind whatsoever, under or by reason of this Agreement. The covenants contained in this Section 7.04 are agreements solely between the Seller and the Buyer for each other’s benefit and nothing contained in this section shall be deemed to be or construed as amending any Employee Plan or any other employee benefit plan, program or arrangement.

Section 7.05 Confidentiality. Seller shall, and shall cause its Affiliates to, hold, and shall use their best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of their Affiliates or their respective Representatives or (b) is lawfully acquired by Seller, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding the foregoing, Seller shall be entitled to disclose (i) any information required to be disclosed by Seller to the Bankruptcy Court, the United States Trustee, parties in interest in the Chapter 11 Case, and other Persons bidding on assets of Seller, and (ii) any information required to be disclosed by Seller pursuant to any applicable Law (including the Bankruptcy Code), legal proceeding or Governmental Authority, provided that in each case, such disclosure shall be limited to the information that is so required to be disclosed and the Person(s) to whom such disclosure is required. Notwithstanding anything herein to the contrary, unless disclosure is required by applicable Law, the confidentiality of any Trade Secrets of the Business shall be maintained for so long as such Trade Secrets continue to be entitled to protection as Trade Secrets of the Business.

Section 7.06 Consents. Subject to the requirements of Section 2.05, Section 2.06, Section 6.02 and Section 7.03, Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents and approvals contemplated by this Agreement.

Section 7.07 Books and Records. Seller (or any subsequently appointed bankruptcy estate representative, including a Chapter 7 trustee, Chapter 11 trustee, liquidating trust, liquidating trustee, a plan administrator or any other successor entity pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court) and Buyer agree that each of them shall preserve and keep the books and records held by it related to the pre-Closing Business for a period commencing on the date hereof and ending at such date on which an orderly wind-down of Seller’s operations has occurred in the reasonable judgment of Buyer and Seller (or any subsequently appointed bankruptcy estate representative) and shall make such books and records available to the other Party (and permit any such other party to make extracts and copies of such books and records at its own expense) as may reasonably required by such other party in connection with, among other things, any insurance claims by, legal proceedings or Tax proceedings against or governmental investigations of Seller or Buyer or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and each Ancillary Document. In the event Seller, on the one hand, or Buyer, on the other hand, wish to destroy such records, the relevant party shall first give twenty days’ prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given within that twenty day period, to take possession of the records within thirty days after the date of such notice.

Section 7.08 Public Announcements. Neither Seller nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, unless, disclosure is otherwise required by applicable Law (including federal or state securities Laws) or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof. Notwithstanding the foregoing, Seller shall be permitted (unless otherwise required under Section 6.02(e)), without the prior written consent of Buyer, to make any commercially reasonable public announcement, press release, court filing, notice, or other public communication (each, a “Bankruptcy Disclosure”) that: (i) is required by the Bankruptcy Court, any Order of the Bankruptcy Court (including the Bidding Procedures Order), or any provision of the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure; (ii) relates to the marketing of the Purchased Assets, the solicitation of Qualified Bids (as such term is defined in the Bidding Procedures), the Auction (if any) to be conducted pursuant to the Bidding Procedures Order, the Bidding Procedures, the auction timeline or schedule, the Sale Hearing, or the deadline for submitting Qualified Bids, in each case solely as contemplated by or consistent with the proposed Bidding Procedures substantially in the form of Exhibit B attached hereto and with the Bidding Procedures Order once entered by the Bankruptcy Court; or (iii) constitutes a filing with, notice or submission to or communication directed to the Bankruptcy Court or any party in interest in the Chapter 11 Case.

Section 7.09 Further Assurances. Subject to the other provisions of this Agreement, each of Buyer and Seller shall use commercially reasonable efforts to (a) take all actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, (b) provide the other Party with reasonable cooperation and take such actions as such other parties may be reasonably request in connection with the consummation of the transactions contemplated herein, and (c) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the transactions contemplated herein. If requested by Buyer, Seller will transfer to Buyer the personnel records of any Employees who accept an offer of post-Closing employment with Buyer, except for such personnel records the disclosure of which would violate applicable Law.

Section 7.10 Wrong Pockets. If following the Closing either Buyer or Seller becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable thereafter, ensure that such property is transferred, at the expense of the party that is seeking the assets to be transferred to it, to (a) Buyer, in the case of any Purchased Assets which were not transferred to Buyer at or in connection with the Closing, or (b) Seller, in the case of any Excluded Assets which were transferred to Buyer at the Closing.

Section 7.11 No Successor Liability. The Parties intend that, except where expressly prohibited under applicable Law, upon the Closing, Buyer shall not be deemed to: (i) be the successor of Seller or any of its Subsidiaries, (ii) have, de facto, or otherwise, merged with or into Seller or any of its Subsidiaries, (iii) be a mere continuation or substantial continuation of Seller or any of its Subsidiaries or the enterprise(s) of Seller or any of its Subsidiaries, or (iv) be liable for any acts or omissions of Seller or any of its Subsidiaries in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Buyer shall not be liable for any Lien (other than Assumed Liabilities and Permitted Liens) against Seller or any of its Subsidiaries or any of Seller’s or any of its Subsidiaries’ predecessors or Affiliates, and Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Purchased Assets or any Liabilities of Seller or any of its Subsidiaries arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the provisions substantially in the form of this section shall be reflected in the Sale Order.

Section 7.12 Transition Services Agreement. Following the date hereof, the Parties agree to negotiate the Transition Services Agreement in good faith consistent with the terms set forth on Exhibit D.

Section 7.13 Transfer Taxes. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes due with respect to the transactions contemplated herein. Seller shall, in good faith, and with the cooperative efforts of Buyer, attempt to obtain in the Sale Order an exemption from Transfer Taxes pursuant to Section 1146(a) of the Bankruptcy Code, provided, however, inclusion of such an exemption in the Sale Order is not a condition to Closing and a failure of the Sale Order to include such an exemption shall not be a breach of this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order and each of such orders shall be a Final Order providing for a sale of the Purchased Assets free and clear of any Liens and this Agreement shall become effective in accordance with the terms of such orders.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Seller shall have complied with the sale process deadlines set forth in the Bidding Procedures Order and any order amending such Bidding Procedures Order in accordance with this Agreement.

(b) Seller shall have delivered to Buyer all the items set forth in Section 3.02(a).

(c) The representations and warranties made by Seller in this Agreement other than the Fundamental Representations shall be true and correct (disregarding for this purpose all qualifications or exceptions in such representations and warranties relating to materiality or Seller Material Adverse Effect), in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct in all material respects only as of such other specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; and the Fundamental Representations shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct in all material respects only as of such other specified date).

(d) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(e) Reserved.

(f) There shall not have occurred any Seller Material Adverse Effect.

(g) As of immediately prior to the Closing, at least 80% of the Persons set forth on Schedule 8.02(g) continue to be employed by or acting as a consultant to Seller or any of its Subsidiaries.

(h) All Liens relating to the Purchased Assets shall have been released in full, other than Permitted Liens that will be removed or released upon the Closing by operation of the Sale Order, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Liens.

(i) Buyer shall have received a certificate from Seller, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.02(c), Section 8.02(d) and Section 8.02(f) have been satisfied (the “Seller’s Closing Certificate”).

(j) Buyer shall have received a certificate of an authorized officer of Seller certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of an authorized officer of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) The Bankruptcy Court shall have entered an order, which may be the Sale Order, providing for the assumption and assignment of all Assigned Contracts to which Seller and any Essential Counterparty are parties, and such order shall have become a Final Order.

Section 8.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties made by Buyer in this Agreement shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations and warranties to be true and correct would not have a Buyer Material Adverse Effect.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied (the “Buyer’s Closing Certificate”).

(d) Buyer shall have delivered such other documents and deliveries set forth in Section 3.02(b).

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure is incapable of being cured by the End Date or if curable by the End Date, has not been cured by Seller within the earlier of (A) ten days of Seller’s receipt of written notice of such breach from Buyer and (B) five Business Days prior to the End Date; or

(ii) the Closing has not occurred on or before September 15, 2026 (the “End Date”), unless the failure to close by such date shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Buyer prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure is incapable of being cured by the End Date or if curable by the End Date, has not been cured by Buyer within the earlier of (A) ten days of Buyer’s receipt of written notice of such breach from Seller and (B) five Business Days prior to the End Date; or

(ii) the Closing has not occurred on or before the End Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(e) by Buyer, if (i) Seller or any Affiliate of Seller seeks or otherwise takes material steps in furtherance of, or does not use commercially reasonable efforts to oppose any other Person in seeking, an order of the Bankruptcy Court dismissing the Chapter 11 Case or converting it to a case under Chapter 7 of the Bankruptcy Code, (ii) Seller or any Affiliate of Seller seeks or otherwise takes material steps in furtherance of, or does not use commercially reasonable efforts to oppose any other Person in seeking, the entry of an order by the Bankruptcy Court appointing a trustee in the Chapter 11 Case or an examiner with enlarged powers relating to the operation of the Business, (iii) the Bankruptcy Court abstains from hearing the Chapter 11 Case (or any subsequent chapter 7 case), (iv) the Bankruptcy Court orders, for any reason, an order of a type identified in clauses (i) through (iii) above, or (v) the Bankruptcy Court enters an order pursuant to Section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material Purchased Assets;

(f) by Buyer, if (i) following entry by the Bankruptcy Court of the Bidding Procedures Order, such order is (A) amended, modified or supplemented in any manner adverse to Buyer without Buyer’s prior written consent or (B) voided, reversed or vacated or is subject to a stay such that the Bidding Procedures Order is not in full force and effect as of the date set forth in Section 9.01(g) below or (ii) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (A) amended, modified or supplemented in any manner adverse to Buyer without Buyer’s prior written consent or (B) voided, reversed or vacated or is subject to a stay such that the Sale Order is not in full force and effect as of the date set forth in Section 9.01(g) below;

(g) by Buyer, if (i) the Bankruptcy Court shall not have entered the Bidding Procedures Order on or before the earlier of seven Business Days after the Petition Date, as such date may be extended by mutual agreement of Seller and Buyer or (ii) an order of any court in any jurisdiction shall be entered relating to the Chapter 11 Case of Seller (x) staying for a period in excess of 10 days, vacating or reversing the Bidding Procedures Order or (y) materially amending, supplementing or otherwise modifying the Bidding Procedures Order in a manner that results in the Bidding Procedures Order no longer being reasonably acceptable to Buyer;

(h) by Buyer, if the Bankruptcy Court shall not have entered the Sale Order on or before the date that is 50 days after entry of the Bidding Procedures Order, or following entry thereof such order shall have been voided, reversed, vacated or made subject to a stay;

(i) by Buyer, if the Bidding Procedures Order is entered by the Bankruptcy Court and the Auction is not held on or before the date that is 42 days after entry of the Bidding Procedures Order, unless an Auction is not required to be held pursuant to the terms of the Bidding Procedures;

(j) by Buyer, if Seller withdraws or seeks authority to withdraw the Sale Motion; provided, however that this subsection shall not apply to any amendment of the Sale Motion by Seller in a manner that is not inconsistent with this Agreement;

(k) by Buyer, if Buyer is not selected as Successful Bidder or the Backup Bidder following the conclusion of the Auction;

(l) by Buyer, if Buyer is selected as the Backup Bidder, if Seller fails to provide notice to Buyer, on or before the Backup Bid Outside Date, that Seller has terminated any Competing Transaction and that Seller has elected to complete the transactions contemplated by this Agreement;

(m) automatically, upon the consummation of a Competing Transaction;

(n) by Buyer, upon the occurrence of any event of default arising out of, in respect of or in connection with any DIP Order that has not been cured (if susceptible to cure under the terms of any DIP Order) or waived by any DIP lender in accordance with the terms of any such DIP Order;

(o) by Buyer or Seller, if the Bankruptcy Court enters an order denying approval of the Sale Order and such order shall have become a Final Order; or

(p) automatically, upon the consummation of a Plan Sponsor Alternative with respect to the Acquired Assets.

Section 9.02 Backup Bidder. If an Auction is conducted, and Buyer is not the Successful Bidder, Buyer shall, if its bid is determined to be the next highest bid, serve as Backup Bidder. If Buyer is the Backup Bidder, Buyer shall be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until 11:59 p.m. (prevailing Central Time) on the earlier of (i) 28 days after entry of the relevant Sale Order and (ii) the date on which the Competing Transaction closes (as such date may be extended in accordance with this Section 9.02, the “Backup Bidder Outside Date”); provided, however that as Backup Bidder, Buyer, may, in its sole and absolute discretion, extend the Backup Bidder Outside Date by giving written notice to Seller at least two Business Days before the Backup Bidder Outside Date (or before the end of any applicable extension thereof) of the new Backup Bidder Outside Date. Subject to the terms of the Sale Order, following the Sale Hearing and prior to the Backup Bidder Outside Date, if the Successful Bidder fails to consummate the applicable

Competing Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, Buyer as Backup Bidder will be deemed to have the new prevailing bid, and Seller will be authorized, without further order of the Bankruptcy Court, but subject to the Sale Order, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement.

Section 9.03 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in this ARTICLE IX and ARTICLE X hereof; and

(b) that nothing herein shall relieve any Party from liability for any breach of any provision hereof.

Section 9.04 Termination Fee.

(a) (a) If this Agreement is terminated in accordance with Section 9.01(b), Section 9.01(c)(ii), Section 9.01(d), Section 9.01(e), Section 9.01(f), Section 9.01(h), Section 9.01(j), Section 9.01(k), Section 9.01(l), Section 9.01(m), Section 9.01(n), Section 9.01(o) or Section 9.01(p), then, in any such case, Seller shall pay to Buyer by wire transfer of immediately available funds within five Business Days following such termination of this Agreement an amount equal to the reasonable and documented out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by Buyer in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, any of the ancillary agreements, the transactions contemplated hereby and thereby (including the Chapter 11 Case and other judicial and regulatory proceedings related to such transactions) and the approval by the Bankruptcy Court of the foregoing, in an amount not to exceed $500,000 in the aggregate (the “Expense Reimbursement”). In the event such termination is pursuant to Section 9.01(b), Section 9.01(c)(ii), Section 9.01(f)(ii), Section 9.01(h), Section 9.01(j), Section 9.01(k), Section 9.01(l), Section 9.01(m), Section 9.01(n), Section 9.01(o) or Section 9.01(p), then, in addition to the Expense Reimbursement, Seller shall pay to Buyer in cash an amount equal to four percent of the Closing Consideration (the “Termination Fee”). The claim of Buyer in respect of the Expense Reimbursement and the Termination Fee shall constitute a super-priority an administrative expense claim, senior to all other administrative expense claims of Seller, as administrative expenses under sections 503 and 507(b) of the Bankruptcy Code in the Chapter 11 Case. The Termination Fee shall be paid by wire transfer of immediately available funds within five Business Days following, as applicable (y) the consummation of a Competing Transaction and solely from the proceeds received by Seller at the closing of such Competing Transaction, or (z) in the event of termination pursuant to Section 9.01(p), upon the effective date of any Chapter 11 plan. If Seller fails to pay in a timely manner any amount due pursuant to either of the first two sentences of this Section 9.04(a), then (i) Seller shall reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Actions and (ii) Seller shall pay to Buyer interest on the applicable amount(s) payable pursuant to the first two sentences of this Section 9.04(a) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(b) Each of the parties to this Agreement acknowledges and agrees that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Each of the parties further acknowledges that the payment by Seller of the Termination Fee and Expense Reimbursement is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Buyer, together with any additional damages to which Buyer may be entitled hereunder, in the circumstances in which such Termination Fee and Expense Reimbursement is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated herein, which amount would otherwise be impossible to calculate with precision. Buyer’s receipt in full of the Termination Fee and Expense Reimbursement, together with interest or collection expenses, if any, due and payable as provided herein, shall be the sole and exclusive monetary remedy of Buyer against Seller, and Seller shall have no further liability or obligation, under this Agreement or relating to or arising out of any such breach of this Agreement or failure to consummate the transactions contemplated herein. The obligation to pay the Termination Fee and Expense Reimbursement in accordance with the provisions of this Section 9.04 will (i) be binding upon and enforceable against Seller immediately upon the Bankruptcy Court’s entering the Bidding Procedures Order, (ii) not be terminable or dischargeable thereafter for any reason, (iii) survive any subsequent conversion or dismissal or consolidation of the Chapter 11 Case and any plan of reorganization or liquidation in such case, and (iv) survive the subsequent termination of this Agreement by any means. The obligations to pay Buyer the Termination Fee and Expense Reimbursement, as and when required under this Agreement, are intended to be, and upon entry of the Bidding Procedures Order are, binding upon (A) Seller, (B) any successors or assigns of Seller, (C) any trustee, examiner or other representative of Seller’s estate, (D) the reorganized Seller and (E) any other entity vested or revested with any right, title or interest in or to Seller, or any other Person claiming any rights in or control (direct or indirect) over Seller (each of (A) through (E), a “Successor”) as if such Successor were the Seller hereunder. The obligation of Seller to pay Buyer the Termination Fee and Expense Reimbursement, as and when required under this Agreement, may not be discharged under Sections 1141 or 727 of the Bankruptcy Code or otherwise and may not be abandoned under Section 554 of the Bankruptcy Code or otherwise.

(c) For the avoidance of doubt, Buyer may pursue (i) a grant of specific performance prior to the termination of this Agreement to cause the Closing and performance of this Agreement and (ii) concurrently pursue the payment of the Termination Fee and Expense Reimbursement, but under no circumstances shall Buyer be permitted or entitled to receive both (A) the remedy of specific performance to cause the Closing and (B) the payment of the Termination Fee or Expense Reimbursement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing (including electronic mail (“e-mail”) transmission (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto)) and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Buyer, to:

Astellas Gene Therapies, Inc.

480 Forbes Boulevard

South San Francisco, CA 94080

Attention: President

with a copy (which shall not constitute notice) to:

Astellas US LLC

2375 Waterview Drive

Northbrook, IL 60062

Attention: General Counsel

Covington & Burling LLP

30 Hudson Yards

New York, NY 10001

Attention: Jack S. Bodner

E-mail: JBodner@cov.com

and

Covington & Burling LLP

1999 Avenue of the Stars

Los Angeles, CA 90067

Attention: Abigail O’Brient

E-mail: AOBrient@cov.com

if to Seller prior to the Closing Date, to:

Sangamo Therapeutics, Inc.

501 Canal Boulevard

Richmond, CA 94804

Attention: Legal

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention:	Cullen Speckhart
Lauren Reichardt
Lindsey O’Crump Crow
Email:	cspeckhart@cooley.com
lreichardt@cooley.com
locrump@cooley.com

Section 10.02 No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date. Each of Seller and Buyer agree that the covenants contained in this Agreement to be performed (i) prior to the Closing shall expire at the Closing and (ii) at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each party to this Agreement will be liable to the other parties after the Closing for any breach thereof.

Section 10.03 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.04 Entire Agreement. This Agreement and the Ancillary Documents constitute the entire agreement between the parties with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that Buyer may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates at any time, or (ii) as collateral to any financing sources at any time; provided that such transfer or assignment shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to Buyer or Seller (including the Milestone Payment(s)); provided, further, that in no event shall Seller assign any of its rights or obligations under this Agreement unless Seller also assigns all of its rights and obligations under all Ancillary Agreements to which it is party to the same assignee.

Section 10.08 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE INTERNAL LAWS OF THE STATE OF DELAWARE SHALL GOVERN, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

(b) THE PARTIES AGREE THAT, DURING THE PERIOD FROM THE DATE HEREOF UNTIL THE DATE ON WHICH THE CHAPTER 11 CASE IS CLOSED OR DISMISSED (THE “BANKRUPTCY PERIOD”), ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE PARTIES FURTHER AGREE

THAT, FOLLOWING THE BANKRUPTCY PERIOD, ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT AGAINST ANY OF THE PARTIES EXCLUSIVELY IN EITHER THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR ANY STATE COURT OF THE STATE OF DELAWARE AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURT (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) AND, DURING THE BANKRUPTCY PERIOD, THE BANKRUPTCY COURT (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN SUCH COURTS OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF THE BANKRUPTCY COURT, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR ANY STATE COURT OF THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY IN THE MANNER AS PROVIDED IN SECTION 10.01 FOR NOTICES SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that money damages or other legal remedies would not be an adequate remedy for any such damage, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (without proof of damages) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that no other party or Person shall be required to obtain, furnish, post or provide any bond or other security or instrument in connection with any remedy referred to in this Section 10.11, and each party irrevocably waives any right that it may have to require the obtaining, furnishing, posting or provision of any such bond or other security or instrument. If, prior to the End Date, any party brings any action, suit or proceeding in accordance with this Section 10.11 to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (i) the amount of time during which such action, suit or proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such action, suit or proceeding, as the case may be.

Section 10.12 Counterparts; Effectiveness. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.13 No Recourse.

(a) Notwithstanding anything in this Agreement or in any other Ancillary Document, the Parties hereby acknowledge and agree that, except to the extent a Person is a named party to this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no Person, including any current, former or future director, officer, employee, incorporator, member, manager, partner, investor, shareholder, agent, Representative, or Affiliate of any (collectively, the “Non-Recourse Parties”), shall have any liability hereunder or in connection herewith, and each Party shall have no recourse against, any Non-Recourse Party or any other Person other than the other Party in connection with any liability, claim or cause of action arising out of, or in relation to, this Agreement, any other Ancillary Document or the transactions contemplated hereby and thereby, other than in the case of fraud.

(b) Effective as of the Closing, except for any rights or obligations under this Agreement and the other Ancillary Documents, each of Seller and Buyer (each a “Releasing Party”), to the fullest extent permissible under the Law, mutually releases and discharges each other Releasing Party and such Releasing Parties’ respective current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies, current, and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors, and other professionals, each in their capacity as such (collectively, in such capacity, the “Released Parties” and each a “Released Party”), from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities of every kind, nature and description whatsoever, which such Releasing Party ever had, now has or may have on or by reason of any matter, cause or thing, including any derivative claims that such Releasing Party (or someone on its behalf) would have been legally entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Releasing Party would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of a holder of any claim against a Releasing Party, based on or relating to, or in any manner arising from, in whole or in part, Seller, the purchase, sale, or rescission of Seller, the subject matter of, or the transactions or events giving rise to, any claim, Seller’s in- or out-of-court restructuring efforts, intercompany transactions, the transactions contemplated hereby, entry into this Agreement, the Chapter 11 Case, the formulation, preparation, dissemination, negotiation, filing, or consummation of the transactions contemplated hereby, this Agreement, or any restructuring transaction, Contract, instrument, release, or other agreement or document created or entered into in connection with the transactions contemplated hereby, this Agreement, the filing of the Chapter 11 Case, the pursuit of the transactions contemplated hereby, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Closing Date related or relating to the foregoing; provided, however, that notwithstanding the foregoing, no claims of Buyer arising under or related to that certain License Agreement between Buyer and Seller dated as of December 18, 2024, as amended from time to time, shall be released or discharged pursuant to this Section 10.13.

(c) By its receipt of the Purchase Price hereunder, Seller shall have received reasonably equivalent value for the Purchased Assets sold or otherwise conveyed to the Buyer under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASTELLAS GENE THERAPIES, INC.

By:	/s/ Erin Kimbrel
Name: Erin Kimbrel
Title: Head, Cell and Gene Therapy Research

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

By:	/s/ Alexander Macrae
Name: Dr. Alexander Macrae, M.B., Ch.B., Ph.D.
Title: Chief Executive Officer